ASSET EXCHANGE AGREEMENT

                                  By and Among

                             EZ COMMUNICATIONS, INC.

                     PROFESSIONAL BROADCASTING INCORPORATED

                              EZ PHILADELPHIA, INC.

                   EVERGREEN MEDIA CORPORATION OF LOS ANGELES

                    EVERGREEN MEDIA CORPORATION OF CHARLOTTE

                     EVERGREEN MEDIA CORPORATION OF THE EAST

                   EVERGREEN MEDIA CORPORATION OF CAROLINALAND

                         WBAV/WBAV-FM/WPEG LICENSE CORP.

                                       and

                               WRFX LICENSE CORP.

                                   Dated as of

                                December 5, 1996

                                TABLE OF CONTENTS

ARTICLE 1   DEFINED TERMS........................................................   2

ARTICLE 2   EXCHANGE OF LICENSES AND STATIONS....................................   2
      2.1   Agreement to Exchange Licenses and Stations..........................   2
      2.2   Appraisals; Tax Reporting............................................   2
      2.3   Assumption of Liabilities and Obligations............................   3
      2.4   Closing Date.........................................................   6
      2.5   Accounts Receivable..................................................   7
      2.6   Like-Kind Exchange...................................................   8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE EVERGREEN PARTIES                   8
      3.1   Organization and Business; Power and Authority; Effect of Transaction.  8
      3.2   Financial and Other Information......................................   9
      3.3   Changes in Condition.................................................   9
      3.4   Materiality..........................................................   9
      3.5   Title to Properties; Leases..........................................  10
      3.6   Compliance with Private Authorizations...............................  11
      3.7   Compliance with Governmental Authorizations and Applicable Law.......  11
      3.8   Intangible Assets....................................................  13
      3.9   Related Transactions.................................................  13
      3.10  Insurance............................................................  13
      3.11  Tax Matters..........................................................  14
      3.12  Employee Retirement Income Security Act of 1974......................  14
      3.13  Absence of Sensitive Payments........................................  15
      3.14  Inapplicability of Specified Statutes................................  15
      3.15  Employment Arrangements..............................................  16
      3.16  Material Agreements..................................................  16
      3.17  Ordinary Course of Business..........................................  17
      3.18  Broker or Finder.....................................................  18
      3.19  Solvency.............................................................  18
      3.20  Environmental Matters................................................  18
      3.21  Trade or Barter......................................................  18

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE EZ PARTIES.....................  19
      4.1   Organization and Business; Power and Authority; Effect of Transaction. 19
      4.2   Financial and Other Information......................................  20
      4.3   Changes in Condition.................................................  20
      4.4   Materiality..........................................................  20
      4.5   Title to Properties; Leases..........................................  20
      4.6   Compliance with Private Authorizations...............................  21
      4.7   Compliance with Governmental Authorizations and Applicable Law.......  21
      4.8   Intangible Assets....................................................  23
      4.9   Related Transactions.................................................  23
      4.10  Insurance............................................................  24

      4.11  Tax Matters..........................................................  24
      4.12  Employee Retirement Income Security Act of 1974......................  24
      4.13  Absence of Sensitive Payments........................................  25
      4.14  Inapplicability of Specified Statutes................................  25
      4.15  Employment Arrangements..............................................  26
      4.16  Material Agreements..................................................  26
      4.17  Ordinary Course of Business..........................................  27
      4.18  Broker or Finder.....................................................  28
      4.19  Solvency.............................................................  28
      4.20  Environmental Matters................................................  28
      4.21  Trade or Barter......................................................  28

ARTICLE 5   COVENANTS............................................................  29
      5.1   Access to Information; Confidentiality...............................  29
      5.2   Agreement to Cooperate...............................................  30
      5.3   Public Announcements.................................................  32
      5.4   Notification of Certain Matters......................................  33
      5.5   No Solicitation......................................................  33
      5.6   Conduct of Business by Evergreen Pending the Closing.................  33
      5.7   Conduct of Business by EZ Pending the Closing........................  35
      5.8   Building of EZ Stations..............................................  36
      5.9   FCC Application; Divesture Commitment................................  36

ARTICLE 6   CLOSING CONDITIONS...................................................  38
      6.1   Conditions to Obligations of Each Party to Effect the Exchange.......  38
      6.2   Conditions to Obligations of EZ......................................  38
      6.3   Conditions to Obligations of Evergreen...............................  40

ARTICLE 7   TERMINATION, AMENDMENT AND WAIVER....................................  41
      7.1   Termination..........................................................  41
      7.2   Effect of Termination................................................  42

ARTICLE 8   INDEMNIFICATION......................................................  42
      8.1   Survival.............................................................  43
      8.2   Indemnification......................................................  43
      8.3   Limitation of Liability..............................................  43
      8.4   Notice of Claims.....................................................  44
      8.5   Defense of Third Party Claims........................................  44
      8.6   Exclusive Remedy.....................................................  44

ARTICLE 9   GENERAL PROVISIONS                                                     45
      9.1   Amendment............................................................  45
      9.2   Waiver...............................................................  45
      9.3   Fees, Expenses and Other Payments....................................  45
      9.4   Notices..............................................................  45
      9.5   Specific Performance; Other Rights and Remedies......................  46

      9.6   Severability.........................................................  47
      9.7   Counterparts.........................................................  47
      9.8   Section Headings.....................................................  47
      9.9   Governing Law........................................................  47
      9.10  Further Acts.........................................................  47
      9.11  Entire Agreement.....................................................  48
      9.12  Assignment...........................................................  48
      9.13  Parties in Interest..................................................  48
      9.14  Mutual Drafting......................................................  48
      9.15  EZ Agent for Other EZ Parties........................................  48
      9.16  Evergreen Parent Agent for Other Evergreen Parties...................  48

APPENDIX A: Definitions

                            ASSET EXCHANGE AGREEMENT

      This Asset Exchange Agreement (this "Agreement") is dated as of December 5, 1996, by and among EZ Communications, Inc., a Virginia corporation ("EZ"), Professional Broadcasting Incorporated, a Virginia corporation ("PBI") and EZ Philadelphia, Inc., a Virginia corporation ("EZP" and, collectively with EZ and PBI, sometimes collectively referred to individually as an "EZ Party" and collectively as the "EZ Parties"), on the one hand, and Evergreen Media Corporation of Los Angeles, a Delaware corporation ("Evergreen"or "Evergreen Parent"), Evergreen Media Corporation of Charlotte ("EMC Charlotte"), Evergreen Media Corporation of the East ("EMC East"), Evergreen Media Corporation of Carolinaland ("EMC Carolinaland), WBAV/WBAV-FM/WPEG License Corp. ("EMC-BAV") and WRFX(FM) License Corp. ("EMC-RFX"), each a Delaware corporation and an indirect wholly owned subsidiary of Evergreen Parent (including Evergreen Parent, individually an "Evergreen Party" and collectively the "Evergreen Parties"), on the other hand.

      WHEREAS, an Evergreen Party is the owner, operator and licensee of radio stations WRFX(FM), Kannapolis, North Carolina, WPEG(FM), Concord, North Carolina, WBAV(AM) and WFNZ(AM), Charlotte, North Carolina and WBAV-FM, Gastonia, North Carolina (individually, an "Evergreen Station" and collectively, the "Evergreen Stations") pursuant to licenses issued by the FCC (the "Evergreen FCC Licenses");

      WHEREAS, PBI, a wholly-owned subsidiary of EZ, operates, and EZP, a wholly-owned subsidiary of PBI, is the licensee of, radio stations WIOQ(FM) and WUSL(FM) (individually, an "EZ Station" and collectively, the "EZ Stations") pursuant to licenses issued to EZP by the FCC (the "EZ FCC Licenses");

      WHEREAS, the EZ Parties and the Evergreen Parties desire to exchange certain property and assets used in, held for use in connection with or necessary for the conduct of the business or operations of the Evergreen Stations and the EZ Stations on the terms and conditions hereinafter set forth (the "Exchange");

      WHEREAS, the parties hereto intend the Exchange to qualify as a Like-Kind Exchange; and

      WHEREAS, EZ is party to an agreement and plan of merger (the "EZ Merger Agreement"), dated as of August 5, 1996, as amended and restated as of September 27, 1996, with American Radio Systems Corporation, a Delaware corporation ("American"), pursuant to which EZ will be merged into American or a wholly-owned subsidiary of American (the "American-EZ Merger"), and American desires to consent to the Exchange and the other transactions contemplated by this Agreement;

      NOW, THEREFORE, in consideration of the above premises and the covenants and agreements contained herein, the EZ Parties and the Evergreen Parties, intending to be legally bound, do hereby covenant and agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

      As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in either Disclosure Schedule and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof", "herein" or similar terms are intended to refer to this Agreement as a whole and not a particular section, and references to "this Section" are intended to refer to the entire section and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to Evergreen Parent and EZ, and shall include, any Subsidiary of either thereof which is a party to this Agreement.

                                    ARTICLE 2

                        EXCHANGE OF LICENSES AND STATIONS

      2.1 Agreement to Exchange Licenses and Stations. Subject to the terms and conditions set forth in this Agreement, the Evergreen Parties and the EZ Parties hereby agree to exchange, transfer and deliver at the Closing, the Evergreen Assets and the EZ Assets, not previously transferred by the parties pursuant to the applicable TBA, free and clear of any Liens of any nature whatsoever except Permitted Liens, on the terms and conditions of this Agreement.

      2.2 Appraisals; Tax Reporting.

      (a) The Evergreen Parties and the EZ Parties agree that the fair market value of each asset included in the Evergreen Assets and the EZ Assets will be determined on the basis of the appraisals (the "Appraisals"), prepared by the firm of Bond & Pecaro, whose fee and expenses shall be equally borne by Evergreen and EZ. The parties shall direct Bond & Pecaro to deliver Appraisals within thirty (30) days from the Closing and to set forth in the Appraisals the fair market value of each asset included in the Evergreen Assets and the EZ Assets.

      (b) Within thirty (30) days of the receipt of the Appraisals, each party shall prepare a draft schedule that sets forth the "exchange groups" and "residual group" (each within the meaning of Treas. Reg. section 1.1031(j)-1) together with each asset included in the Evergreen Assets and the EZ Assets that belongs to the relevant exchange group or residual group, and send the schedule to the other for approval, which approval shall not be unreasonably conditioned, withheld or delayed. If the draft schedules do not contain any differences, they shall form the basis for the final schedule (the "Section 1031 Schedule"). If the draft schedules contain any differences, the parties shall negotiate in good faith to reconcile the draft and produce a uniform schedule which shall constitute the Section 1031 Schedule.

      (c) Each of Evergreen and EZ shall cause to be prepared in a timely fashion a draft of IRS Forms 8824 for itself on the basis of the Appraisals and the Section 1031 Schedule. Each of Evergreen and EZ shall deliver drafts of their respective IRS Forms 8824 to the other for approval, which approval shall not be unreasonably conditioned, withheld or delayed.

      (d) Each of Evergreen and EZ shall cause to be prepared in a timely fashion a draft of IRS Form 8594 for itself in a manner consistent with the
Section 1031 Schedule and IRS Forms 8824 prepared in accordance with paragraphs
(b) and (c) above, reflecting (i) the allocation of consideration exchanged by it among the assets acquired based on the respective fair market values of the relevant assets as set forth in the Appraisals and in accordance with section 1060 of the Code and (ii) such other information as required by Section 1060 of the Code and IRS Form 8594. Each of Evergreen and EZ shall deliver drafts of their respective IRS Forms 8594 to the other for approval, which approval shall not be unreasonably conditioned, withheld or delayed.

      (e) Each of Evergreen and EZ shall report the transactions contemplated hereby as a "like-kind exchange" to the maximum extent permissible under Section 1031 of the Code, consistent with the Appraisals, the Section 1031 Schedule, and IRS Forms 8594 and 8824 prepared in accordance with paragraphs (c) and (d) above, and shall not take, and shall cause their respective Affiliates, representatives, successors and assigns not to take, any position on any federal, state or local Tax Return or report, inconsistent with such reporting position, the Appraisals, the Section 1031 Schedule or such IRS Form 8594 or 8824. Each of Evergreen and EZ shall promptly give the other notice of any disallowance of or challenge to such reporting by any Taxing Authority.

      (f) Each of Evergreen and EZ shall cooperate with the other, including without limitation in preparing the Section 1031 Schedule, the IRS Forms 8594 and 8824 and executing all necessary agreements and documents, to the extent necessary for each of Evergreen and EZ to treat the exchange of the Evergreen Assets for the EZ Assets as a Like-Kind Exchange pursuant to Section 1031 of the Code.

      (g) Notwithstanding the provisions of this Section 2.2, the parties to this Agreement will rely solely on their own advisors in determining the tax consequences of the transactions contemplated by this Agreement and each party is not relying, and will not rely, on any representations or assurances of any other party regarding such consequences other than the representations, warranties, covenants and agreements set forth in writing in this Agreement or furnished pursuant to the provisions hereof. Notwithstanding anything in this Agreement to the contrary, the obligations of the parties set forth in this
Section 2.2 shall survive the Closing.

      2.3 Assumption of Liabilities and Obligations.

      (a) Except as expressly provided in this Agreement, the Evergreen Parties shall not assume or become obligated to perform any debt, liability or obligation of any EZ Party or relating to any EZ Station whatsoever, including without limitation (i) any obligations or liabilities arising under any contract, lease or agreement, other than those arising under the EZ Assumable Agreements; (ii) any obligations or liabilities under the EZ Assumable Agreements relating to the period prior to the Cut-off Date; (iii) any Claims or pending or threatened Legal Actions to which any EZ Party is a party or to which any of the EZ Assets or either of the EZ Stations is subject relating to the ownership or operation of the EZ Assets or the conduct of the business of the EZ Stations prior to the Closing (other than as provided in the EZ Stations TBA); (iv) any insurance policies of the EZ Parties; (v) any obligations or liabilities arising under any financing arrangement, capitalized lease or other agreement relating to Indebtedness for Borrowed Money; (vi) any obligations or liabilities of any EZ Party under any EZ Employment Arrangement (including under any EZ Employee Plan), including any obligation to any EZ Station Employee for severance benefits, vacation time or sick leave; (vii) any liability for any Taxes attributable to the ownership or operation of the EZ Assets or the EZ Stations on or prior to the Cut-off Date; or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of any EZ Party prior to the Closing. All such obligations and liabilities (the "EZ Nonassumed Liabilities") shall remain and be the obligations and liabilities solely of the EZ Parties.

      (b) Except as expressly provided in this Agreement, the EZ Parties shall not assume or become obligated to perform any debt, liability or obligation of any Evergreen Party whatsoever, including without limitation (i) any obligations or liabilities arising under any contract, lease or agreement, other than those arising under the Evergreen Assumable Agreements, (ii) any obligations or liabilities under the Evergreen Assumable Agreements relating to the period prior to the Cut-off Date; (iii) any Claims or pending or threatened Legal Action to which any Evergreen Party is a party or to which any of the Evergreen Assets or any of the Evergreen Stations is subject relating to the ownership or operation of the Evergreen Assets or the conduct of the business of the Evergreen Stations prior to the Closing (other than as provided in the Evergreen Stations TBA); (iv) any insurance policies of the Evergreen Parties; (v) any obligations or liabilities arising under any financing arrangement, capitalized lease or other agreement relating to Indebtedness for Borrowed Money; (vi) any obligations or liabilities of any Evergreen Party under any Evergreen Employment Arrangement (including under any Evergreen Employee Plan), including any obligation to any Evergreen Stations Employee for severance benefits, vacation time, or sick leave; (vii) any liability for any Taxes attributable to the ownership or operation of the Evergreen Assets or the Evergreen Stations on or prior to the Cut-off Date; or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of any Evergreen Party prior to the Closing. All such obligations and liabilities (the "Evergreen Nonassumed Liabilities") shall remain and be the obligations and liabilities solely of the Evergreen Parties.

      (c) Notwithstanding anything contained in this Agreement to the contrary and except as otherwise provided in the Evergreen Stations TBA or the EZ Stations TBA, as the case may be, (i) all items of income and expense (including without limitation with respect to rent, utilities, Pro Ratable Taxes and wages, salaries and accrued but unused vacation for employees) arising from the conduct of the business of the Evergreen Stations and EZ Stations (the conduct of such business, in each case, to be in the ordinary course consistent with past practice) shall be prorated between the Evergreen Parties and EZ Parties in accordance with GAAP applied consistently with past practice as of 12:01 a.m., Eastern time, on the Cut-off Date, with the transferring party responsible for any such items prior to the Cut-off Date and the transferee party responsible for any such items relating to any subsequent period, and (ii) obligations and liabilities under the Evergreen Trade Agreements shall be prorated to the extent and in the manner set forth in Section 2.3(g). For these purposes, Pro Ratable Taxes attributable to a period that begins before and ends after the Cut-off Date shall be treated on a "closing of the books" basis as two partial periods, one ending at the close of the day immediately preceding the Cut-off Date and the other beginning on the Cut-off Date, except that Pro Ratable Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

      (d) Within sixty (60) days of the Closing Date, EZ shall deliver to Evergreen Parent a schedule of its proposed prorations, including without limitation any with respect to the Evergreen Trade Agreements pursuant to the provisions of Section 2.3(g), which shall set forth in reasonable detail the basis for those determinations (the "Charlotte Proration Schedule"). The Charlotte Proration Schedule shall be conclusive and binding upon the Evergreen Parties unless Evergreen Parent provides EZ with written notice of objection (the "Notice of Disagreement") within thirty (30) days after Evergreen's receipt of the Charlotte Proration Schedule, which notice shall state the prorations proposed by Evergreen Parent (the "Evergreen Proration Schedule"). EZ shall have fifteen (15) days from receipt of a Notice of Disagreement to accept or reject the Evergreen Proration Schedule. If EZ rejects the Evergreen Proration Schedule, and the amount in dispute exceeds Five Thousand Dollars ($5,000), the dispute shall be submitted within ten (10) days of such rejection to the Chicago, Illinois office of Arthur Andersen & Co., LLP (the "Referee") for resolution, such resolution to be made within thirty (30) days after submission to the Referee and to be final, conclusive and binding on the EZ Parties and the Evergreen Parties. Evergreen Parent and EZ agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than Five Thousand Dollars ($5,000), such amount shall be divided equally between Evergreen Parent and EZ. Payment by Evergreen Parent or EZ, as the case may be, of the proration amounts determined pursuant to this Section 2.3(d) shall be due fifteen (15) days after the last to occur of (i) Evergreen Parent's acceptance of the Charlotte Proration Schedule or failure to give EZ a timely Notice of Disagreement; (ii) EZ's acceptance of the Evergreen Proration Schedule or failure to reject the Evergreen Proration Schedule within fifteen (15) days of receipt of a timely Notice of Disagreement; (iii) EZ's rejection of the Evergreen Proration Schedule in the event the amount in dispute equals or is less than Five Thousand Dollars ($5,000); and (iv) notice to EZ and Evergreen Parent of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds Five Thousand Dollars ($5,000).

      (e) Within sixty (60) days of the Closing Date, Evergreen Parent shall deliver to EZ a schedule of its proposed prorations, including without limitation any with respect to the EZ Trade Agreements pursuant to the provisions of Section 2.3(g), which shall set forth in reasonable detail the basis for those determinations (the "Philadelphia Proration Schedule"). The Philadelphia Proration Schedule shall be conclusive and binding upon the EZ Parties unless EZ provides Evergreen Parent with a Notice of Disagreement within thirty (30) days after EZ's receipt of the Philadelphia Proration Schedule, which notice shall state the prorations proposed by EZ (the "EZ Proration Schedule"). Evergreen Parent shall have fifteen (15) days from receipt of a Notice of Disagreement to accept or reject the EZ Proration Schedule. If Evergreen Parent rejects the EZ Proration Schedule and the amount in dispute exceed Five Thousand Dollars

($5,000), the dispute shall be submitted within ten (10) days of such rejection to the Referee for resolution, such resolution to be made within thirty (30) days after submission to the Referee and to be final, conclusive and binding on the Evergreen Parties and the EZ Parties. EZ and Evergreen Parent agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than Five Thousand Dollars ($5,000), such amount shall be divided equally between EZ and Evergreen Parent. Payment by EZ or Evergreen Parent, as the case may be, of the proration amounts determined pursuant to this Section 2.3(e) shall be due fifteen (15) days after the last to occur of (i) EZ's acceptance of the Philadelphia Proration Schedule or failure to give Evergreen Parent a timely Notice of Disagreement; (ii) Evergreen Parent's acceptance of the EZ Proration Schedule or failure to reject the EZ Proration Schedule within fifteen (15) days of receipt of a timely Notice of Disagreement; (iii) Evergreen Parent's rejection of the EZ Proration Schedule in the event the amount in dispute equal or is less than Five Thousand Dollars ($5,000); and (iv) notice to Evergreen Parent and EZ of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds Five Thousand Dollars ($5,000).

      (f) Any payment required by EZ to Evergreen Parent or by Evergreen Parent to EZ, as the case may be, under Section 2.3(d), 2.3(e) or 2.3(g) shall be paid by wire transfer of immediately available funds to the account of the payee with a financial institution in the United States as designated by such party in the Philadelphia Proration Schedule or the Charlotte Proration Schedule, as the case may be, or the Notice of Disagreement (or by separate notice in the event a Notice of Disagreement is not sent). If either EZ or Evergreen Parent fails to pay when due any amount under Section 2.3(d), 2.3(e) or 2.3(g), interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the "prime rate" as published daily in the Money Rates column of the Wall Street Journal (or the average of such rates if more than one rate indicated) plus two percent (2%), and such interest shall be payable upon demand.

      (g) Obligations and liabilities under Trade Agreements shall be prorated in favor of the party assuming the same only to the extent that the aggregate obligations and liabilities (determined in accordance with GAAP) for unperformed air time under all such agreement as of 12:01 a.m. on the applicable Cut-off Date exceed by One Hundred Twenty-Five Thousand Dollars ($125,000) in the case of the EZ Stations, and by One Hundred Fifteen Thousand ($115,000) in the case of the Evergreen Stations, the fair market value of the property (determined in accordance with GAAP) to be received by the Assuming Party under such Trade Agreements after 12:01 a.m. on the applicable Cut-off Date under all such Trade Agreements. Additionally, the aggregate obligations and liabilities for unperformed air time under all Evergreen Trade Agreements and under all EZ Trade Agreements on the applicable Cut-off Date which are required to be prorated (any excess being part of the applicable Nonassumed Liabilities) shall not exceed Five Hundred Thousand Dollars ($500,000) and Six Hundred Thousand Dollars ($600,000), respectively. There shall be no proration in favor of the assigning party with respect to the Trade Agreements, notwithstanding the fact that the excess, if any, of the obligations and liabilities under the Trade Agreements over the fair market value of the property to be received under such Trade Agreements after 12:01 a.m. on the applicable Cut-off Date is less than the amounts specified in the first sentence of this paragraph.

      (h) Nothing contained in this Section 2.3 is intended or shall be deemed to amend or modify the indemnification provisions of Article 8 nor to reallocate responsibility for the matters set forth therein.

      2.4 Closing Date. The closing of the Exchange (the "Closing") shall take place at Hunton & Williams, 1751 Pinnacle Drive, Suite 1700, McLean, Virginia 22102, at 10:00 a.m., local time, on the later of (a) the earlier of (i) the second (2nd) business day following the effectiveness of the

American-EZ Merger, and (ii) June 30, 1997, and (b) the tenth (10th) business day after the satisfaction or waiver by Evergreen Parent and EZ of the conditions set forth in Section 6.1, or such other place or on such other date, prior to the Termination Date, as the parties may agree (the "Closing Date"). At the Closing, each of the parties shall deliver such bills of sale, assignments, assumptions of liabilities, opinions and other instruments and documents as are described in this Agreement or as may be otherwise reasonably requested by the parties and their respective counsel. Prior to Closing, Evergreen Parent shall identify for EZ the appropriate Evergreen Party to which the EZ Assets (or any portion of them) shall be assigned.

      2.5 Accounts Receivable. Upon the earlier to occur of Closing or the commencement of the effectiveness of the applicable TBA, the Evergreen Parties shall appoint PBI their agent and the EZ Parties shall appoint Evergreen Parent their agent for the purpose of collecting all Accounts Receivable relating to the Evergreen Stations and the EZ Stations, respectively. Each party shall deliver to the other on or as soon as practicable after the applicable TBA Date (but, in any event, within ten (10) days after such TBA Date) a complete and detailed statement showing the name, amount and age of each Account Receivable of its Stations. Subject to and limited by the following, revenues relating to the Evergreen Accounts Receivable and the EZ Accounts Receivable will be for the account of Evergreen and the EZ Parties, respectively. Each agent shall use its best efforts to collect the Accounts Receivable with respect to which it is acting as agent for a period of ninety (90) days after the applicable Cut-off Date (the "Collection Period"). Any payment received by either party during the Collection Period from any customer with an account which is an Account Receivable with respect to which it is acting as agent shall first be applied in reduction of such Account Receivable, unless the customer indicates otherwise in writing. During the Collection Period, each agent shall furnish the other with a list of, and pay over to the other, the amounts collected with respect to the Accounts Receivable with respect to which it is acting as agent on a bi-weekly basis. Each agent shall provide the other with a final accounting on or before the fifteenth (15th) day following the end of the Collection Period. Upon the request of either agent at and after such time, the parties shall meet to mutually and in good faith analyze any uncollected Accounts Receivable to determine if the same, in their reasonable business judgment, are deemed to be collectable and if the party which acted as agent with respect thereto desires to retain such Accounts Receivable in the interest of maintaining an advertising relationship. As to each such Accounts Receivable, the parties shall negotiate a good faith value of such Accounts Receivable, which the purchasing party shall pay to the other if the purchasing party, in its sole discretion, chooses to retain such Accounts Receivable. Each party shall retain the right to collect any of its Accounts Receivable as to which the parties are unable to reach agreement as to a good faith value, and each party agrees to turn over to the other any payments received against any such Accounts Receivable. Neither agent shall be obligated to use any extraordinary efforts to collect any of the Accounts Receivable assigned to it for collection hereunder or to refer any of such Accounts Receivable to a collection agency or to any attorney for collection, and neither party shall make any such referral or compromise, nor settle or adjust the amount of any such Accounts Receivable, except with the approval of the other agent. Neither agent shall incur any liability to any other party for any uncollected account unless such agent shall have engaged in willful misconduct or gross negligence in the performance of its obligations set forth in this Section. During and after the Collection Period, without specific agreement with the agent with respect thereto to the contrary, none of the assigning parties nor its agents shall make any direct solicitation of the Accounts Receivable for collection purposes, except for Accounts Receivable retained by the assigning party after the Collection Period.

      2.6 Like-Kind Exchange. The EZ Parties may elect to effect the transfer and conveyance of the Evergreen Assets relating to WRFX(FM) as part of an exchange under Section 1031 of the Code, in lieu of selling such assets hereafter. If the EZ Parties so elect, they shall provide notice to Evergreen of their election, and thereafter (i) may at any time at or prior to Closing assign their rights (but such assignment shall not relieve them of their obligations) under this Agreement with respect to such Evergreen Assets to a "qualified intermediary" as defined in Treas. Reg. ss.1.1031(k)-1(g)(4), subject to all rights and obligations hereunder of the Evergreen Parties and (ii) shall promptly provide written notice of such assignment to all Evergreen Parties. The Evergreen Parties shall cooperate with all reasonable requests of the EZ Parties and the "qualified intermediary" in arranging and effecting the transfer of such Evergreen Assets to the "qualified intermediary". Without limiting the generality of the foregoing, if the EZ Parties have given notice of their intention to effect the acquisition of such Evergreen Assets as part of a tax-deferred exchange, the Evergreen Parties shall (i) promptly provide the EZ Parties with written acknowledgment of such notice and (ii) at Closing, deliver such Evergreen Assets to the "qualified intermediary" rather than to the EZ Parties (which deliver shall discharge the obligation of the Evergreen Parties to make delivery of such Evergreen Assets hereunder).

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF THE EVERGREEN PARTIES

      Each Evergreen Party hereby, jointly and severally, represents, warrants and covenants to, and agrees with, the EZ Parties as follows:

      3.1 Organization and Business; Power and Authority; Effect of Transaction.

      (a) Each Evergreen Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted.

      (b) Each Evergreen Party has all requisite corporate power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Exchange and the other Transactions; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate action on the part of each Evergreen Party. This Agreement has been duly executed and delivered by each Evergreen Party and constitutes, and each Collateral Document to which any Evergreen Party becomes a party will, when executed and delivered by such Evergreen Party, constitute, the legally valid and binding obligation of such Evergreen Party, enforceable against such Evergreen Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

      (c) Except as set forth in Section 3.1(c) of the Evergreen Disclosure Schedule, neither the execution and delivery by each Evergreen Party of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation by each Evergreen Party of the Exchange and the other Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by each Evergreen Party:

               (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of any Evergreen Party or any Applicable Law on the part of any Evergreen Party, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Evergreen Material Agreement; or

               (ii) will require any Evergreen Party to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except for the FCC Consents, filings under the Hart-Scott-Rodino Act and Private Authorizations the failure of which to be obtained or maintained would not, individually or in the aggregate, have a Material Adverse Effect on Evergreen.

      (d) Evergreen Parent does not have any direct or indirect Subsidiaries or other Affiliates which own or have any interest in any of the Evergreen Stations or any of the Evergreen Assets other than the other Evergreen Parties.

      3.2 Financial and Other Information. Evergreen has heretofore furnished to EZ copies of the unaudited financial data of the Evergreen Stations listed in
Section 3.2 of the Evergreen Disclosure Schedule (the "Evergreen Financial Data"). Except as set forth in Section 3.2 of the Evergreen Disclosure Schedule (which schedule reflects the inclusion of "barter" transactions and the effects thereof), and except for normal year-end audit adjustments and accruals, if any, the Evergreen Financial Data have been prepared in accordance with GAAP applied on a basis consistent with past practices and are a true, accurate and fair presentation of the operating revenues and operating expenses of the Evergreen Stations for the periods indicated.

      3.3 Changes in Condition. Since June 30, 1996, except to the extent specifically described in Section 3.3 of the Evergreen Disclosure Schedule, there has been no Material Adverse Change in Evergreen. There is no Event known to Evergreen which Materially Adversely Affects, or (so far as any Evergreen Party can now reasonably foresee) is likely to Materially Adversely Affect, Evergreen, except to the extent specifically described in Section 3.3 of the Evergreen Disclosure Schedule.

      3.4 Materiality. The representations and warranties set forth in this Article would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein or set forth in the Evergreen Disclosure Schedule, except for such exceptions and qualifications including without limitation those set forth in the Evergreen Disclosure Schedule which, in the aggregate for all such representations and warranties, are not and could not reasonably be expected to be Materially Adverse to Evergreen.

      3.5 Title to Properties; Leases.

      (a) Section 3.5(a) of the Evergreen Disclosure Schedule lists all Real Property and describes all Leases of Real Property (the "Evergreen Leases") used or held for use in the operation of the Evergreen Stations (the "Evergreen Real Property"). One of the Evergreen Parties has good and marketable title, or valid and subsisting leasehold interests (as shown on Section 3.5(a) of the Evergreen Disclosure Schedule), to all Evergreen Real Property, in each case free and clear of all Liens, except (i) Permitted Liens and (ii) Liens set forth on
Section 3.5(a) of the Evergreen Disclosure Schedule (which Liens shall be released prior to Closing). Except as otherwise set forth in Schedule 3.5(a) of the Evergreen Disclosure Schedule, each Evergreen Lease included in the Evergreen Real Property has been duly authorized, executed and delivered by the appropriate Evergreen Party and, to Evergreen's knowledge, information and belief, each of the other parties thereto, and is a legally valid and binding obligation of the appropriate Evergreen Party, and, to Evergreen's knowledge, information and belief, each of the other parties thereto, enforceable in accordance with its terms. The appropriate Evergreen Party has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Evergreen Leases pursuant to which it holds any Evergreen Real Property. All Evergreen Leases are valid and subsisting and in full force and effect; neither any Evergreen Party nor, to Evergreen's knowledge, information and belief, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Evergreen Lease. Except as disclosed in Section 3.5(a) of the Evergreen Disclosure Schedule, all improvements on the Evergreen Real Property are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the Evergreen Stations operating thereon as presently conducted, except for any instances of non-compliance which do not and will not individually or in the aggregate have a Material Adverse Effect on the owner or lessee, as the case may be, of such Evergreen Real Property. Except as disclosed in Section 3.5(a) of the Evergreen Disclosure Statement, and except for the Evergreen AM Stations (as to which no representation or warranty is made hereby), all such improvements are in good working condition and repair (ordinary wear and tear excepted), are insurable at standard rates, and comply in all Material aspects with FCC rules and regulations. Except as disclosed in
Section 3.5(a) of the Evergreen Disclosure Statement, and except for the Evergreen AM Stations (as to which no representation or warranty is made hereby), all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements located on the Evergreen Real Property are located entirely on the Evergreen Real Property. Evergreen has no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the Evergreen Real Property.

      (b) Section 3.5(b) of the Evergreen Disclosure Schedule contains a true, accurate and complete description of all Material items of Evergreen Personal Property. None of the Evergreen Personal Property is subject to any Lien, except
(i) Permitted Liens, and (ii) Liens set forth on Section 3.5(b) of the Evergreen Disclosure Schedule (which Liens shall be released prior to Closing). Except as set forth in Section 3.5(b) of the Evergreen Disclosure Schedule, including without limitation the fact that the office and studio facilities of the Evergreen Stations (the "Evergreen Studio Facilities") require significant improvement (including without limitation the necessity of repair, renovation or relocation), all Material items of Evergreen Personal Property (other than the Evergreen Studio Facilities and the Evergreen Personal Property used solely in connection with the Evergreen AM Stations, as to which no representation or warranty is made hereby) are in a state of good repair and maintenance and are in good operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of good engineering practice and currently permit the Evergreen Stations to be operated in accordance with the terms and conditions of the Evergreen FCC Licenses and all Applicable Laws. EZ acknowledges and agrees that Evergreen shall not be required to perform any facility improvements to the Evergreen Studio Facilities.

      3.6 Compliance with Private Authorizations. Section 3.6 of the Evergreen Disclosure Schedule sets forth a true, accurate and complete list and description of each Evergreen Private Authorization which individually or when taken together with other substantially similar Evergreen Private Authorizations is Material to the Evergreen Assets or any of the Evergreen Stations, all of which are in full force and effect. The Evergreen Private Authorizations are all Private Authorizations that are necessary for the ownership and operation by Evergreen of the Evergreen Assets and the Evergreen Stations and the conduct of business thereof as now conducted or as presently proposed to be conducted or which, if not obtained and maintained, could, individually or in the aggregate, Materially Adversely Affect Evergreen. No Evergreen Party is in breach or violation of, or in default in the performance, observance or fulfillment of, any Evergreen Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Evergreen Private Authorization, except for such defaults, breaches or violations as do not and will not have in the aggregate any Material Adverse Effect on Evergreen. No Evergreen Private Authorization is the subject of any pending or, to Evergreen's knowledge, information or belief, threatened attack, revocation or termination.

      3.7 Compliance with Governmental Authorizations and Applicable Law.

      (a) Section 3.7(a) of the Evergreen Disclosure Schedule contains a description of:

          (i) all Legal Actions pending or, to Evergreen's knowledge, information and belief, is threatened against any Evergreen Party with respect to the operation or ownership of any of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations;

         (ii) all Claims and Legal Actions pending or, to Evergreen's knowledge, information and belief, threatened against any Evergreen Party with respect to the operation or ownership of any of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations which, individually or in the aggregate, are reasonably likely to result in the revocation or termination of any of the Evergreen FCC Licenses or the imposition of any restriction of such a nature as would Adversely affect the ownership or operations of any of the

       Evergreen Stations; in particular, but without limiting the generality of the foregoing, there are no applications, complaints or Legal Actions pending or, to Evergreen's knowledge, information and belief, threatened
       (x) before the FCC relating to the ownership or operations of any of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations other than applications, complaints or Legal Actions which affect the radio broadcasting industry generally, or (y) before any Authority involving charges of illegal discrimination by any of the Evergreen Stations under any federal or state employment Laws; and

              (iii) each Governmental Authorization (including without limitation all FCC Licenses) required under Applicable Laws (x) to own and operate each of the Evergreen Stations, as currently conducted or proposed to be conducted on or prior to the Closing Date, all of which are in full force and effect or (y) that are necessary to permit each Evergreen Party to execute and deliver this Agreement and to perform its obligations hereunder (the "Evergreen Governmental Authorizations").

The Evergreen Parties have delivered to the EZ Parties true and complete copies of the Evergreen Governmental Authorizations (including any and all amendments and other modifications thereto.)

      (b) The appropriate Evergreen Party is the authorized legal holder of the Evergreen FCC Licenses listed in Section 3.7(a) of the Evergreen Disclosure Schedule, none of which is subject to any restriction or condition which would limit in any respect the operations of any of the Evergreen Stations as currently conducted or proposed to be conducted on or prior to the Closing Date. The Evergreen FCC Licenses are valid and in good standing, are in full force and effect and are not impaired in any Material respect by any act or omission of any Evergreen Party or its officers, directors, employees or agents, and the operation of each of the Evergreen Stations is in accordance in all Material respects with the Evergreen FCC Licenses. The Evergreen Stations are operating in accordance with the Evergreen FCC Licenses, all underlying construction permits and the FCA. Except as disclosed in Section 3.7 of the Evergreen Disclosure Schedule, no application, action or proceeding is pending for the renewal or modification of any Evergreen FCC Licenses and, to Evergreen's knowledge, information and belief, there is not as of the date of this Agreement issued or outstanding any investigation or material complaint against any Evergreen Party at the FCC relating to any Evergreen Station. Except as disclosed in Section 3.7 of the Evergreen Disclosure Schedule, as of the date of this Agreement, there is no proceeding pending at or outstanding notice of violation from the FCC relating to any Evergreen Station. All fees payable to Authorities pursuant to the FCC Licenses, including FCC annual regulatory fees have been paid and no event has occurred which, individually or in the aggregate, and without the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof or would have a Material Adverse Effect on Evergreen. All Material reports, forms and statements required to be filed by each Evergreen Party with the FCC with respect to each of the Evergreen Stations have been filed and are true, complete and accurate in all Material respects. To the knowledge, information and belief of Evergreen, under the FCA, there are no facts that would disqualify it as the transferee of the control of the EZ Stations. No renewal of any Evergreen FCC License would constitute a major environmental action (as defined in the FCC rules and regulations).

      The Evergreen Governmental Authorizations comprise all Governmental Authorizations which are necessary for the lawful ownership or operation of the Evergreen Assets or the lawful conduct of the business of each of the Evergreen Stations as now conducted or as presently proposed to be conducted, except for Governmental Authorizations, the failure of which to obtain and maintain, would not individually or in the aggregate, have any Material Adverse Effect on

Evergreen. No Evergreen Governmental Authorization is the subject of any pending or, to Evergreen's knowledge, information and belief, threatened challenge or proceeding to revoke or terminate any Evergreen Governmental Authorization. Evergreen has no reason to believe that any Evergreen Governmental Authorization would not be renewed in the name of Evergreen by the granting Authority in the ordinary course.

      (c) With respect to matters, if any, of a nature referred to in Section 3.7(a) or 3.7(b) of the Evergreen Disclosure Schedule, except as otherwise specifically described in Section 3.7(c) of the Evergreen Disclosure Schedule, all such information and matters set forth in the Evergreen Disclosure Schedule, if adversely determined against Evergreen, will not, in the aggregate, Materially Adversely Affect Evergreen.

      3.8 Intangible Assets. Section 3.8 of the Evergreen Disclosure Schedule sets forth a true, accurate and complete description of all Intangible Assets held or used by Evergreen (other than the Evergreen Governmental Authorizations and the Evergreen Private Authorizations) relating to the ownership and operation of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations (the "Evergreen Intangible Assets"), including without limitation the nature of Evergreen's interest in each and the extent to which the same have been duly registered in the offices as indicated therein. One of the Evergreen Parties owns or possesses or otherwise has the right to use all Evergreen Intangible Assets necessary in order to operate the Evergreen Assets in the manner currently being operated by the Evergreen Parties. Except as set forth in Section 3.8 of the Evergreen Disclosure Schedule, no Intangible Assets (except for the Evergreen Governmental Authorizations and the Evergreen Private Authorizations and the Evergreen Intangible Assets so set forth) are required for the ownership or operation of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations as currently owned, operated and conducted or proposed to be owned, operated and conducted on or prior to the Closing Date.

      3.9 Related Transactions. No Evergreen Party is a party or subject to any Contract relating to the ownership and operation of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations between any Evergreen Party and any of its officers, directors, stockholders, employees or, to the knowledge, information and belief of Evergreen, any Affiliate of any thereof (other than another Evergreen Party), including without limitation any Contract providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (i) Evergreen Employment Arrangements listed or described in Section 3.12 of the Evergreen Disclosure Schedule and (ii) Contracts between Evergreen and officers which constitute Evergreen Excluded Assets and obligations of Evergreen not being assumed by EZ.

      3.10 Insurance. One of the Evergreen Parties maintains, with respect to the Evergreen Assets and the Evergreen Stations, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in Evergreen Parent's reasonable business judgment prudent (a true, complete and accurate description of which is set forth in Section 3.10 of the Evergreen Disclosure Schedule) and shall use reasonable business efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date, except to the extent otherwise provided in the Evergreen Stations TBA.

      3.11 Tax Matters. Each Evergreen Party has in respect of the Evergreen Assets and the Evergreen Stations filed all Material Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith. There are no unpaid Taxes which are due and payable, or alleged to be due and payable by any Taxing Authority, the non-payment of which is or could become a Lien on any of the Evergreen Assets or any of the Evergreen Stations. All Taxes in respect of the Evergreen Assets and the Evergreen Stations which Evergreen is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Except as set forth in Section 3.11 of the Evergreen Disclosure Schedule, no Evergreen Party has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax associated with the Evergreen Assets or the Evergreen Stations for the fiscal years prior to and including the most recent fiscal year.

      3.12 Employee Retirement Income Security Act of 1974.

      (a) Section 3.12(a) of the Evergreen Disclosure Schedule contains a true, accurate and complete list of all Evergreen employees employed in the ownership or operation of any of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations (the "Evergreen Station Employees"), together with each such employee's title or the capacity in which he or she is employed and all Employment Arrangements with respect to such employee (each, an "Evergreen Employment Arrangement"). All of the Evergreen Employee Plans and all other Evergreen Employment Arrangements are listed in Section 3.12(a) of the Evergreen Disclosure Schedule and true, complete and accurate copies of all such written Evergreen Employee Plans and Evergreen Employment Arrangements (or related insurance policies) have been furnished to EZ, along with copies of any employee handbooks or similar documents describing such Evergreen Employee Plans or any other Evergreen Employment Arrangements. Section 3.12(a) of the Evergreen Disclosure Schedule also contains a true, complete and accurate description of any unwritten Evergreen Employee Plan or other unwritten Evergreen Employment Arrangement.

      (b) Each Evergreen Employment Arrangement has been administered in compliance with its own terms and in Material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state Laws. Evergreen is not aware of any pending audit or examination of any Evergreen Employee Plan or any other Evergreen Employment Arrangement by any Authority or of any facts which would lead it to believe that any such audit or examination is threatened. There exists no Claim or Legal Action (other than routine claims for benefits) with respect to any Evergreen Employee Plan or any other Evergreen Employment Arrangement pending or, to Evergreen's knowledge, information and belief, threatened against any Evergreen Employee Plan or any other Evergreen Employment Arrangement, and no Evergreen Party possesses any knowledge of any facts which could give rise to any such Legal Action or Claim.

      (c) No Evergreen Party contributes to or is required to contribute to any Multiemployer Plan with respect to any of the Evergreen Station Employees and neither any Evergreen Party nor any other trade or business under common control with any Evergreen Party (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under
Section 4201 et seq. of ERISA.

      (d) Except as described in Section 3.12(d) of the Evergreen Disclosure Statement, neither any Evergreen Party nor any other trade or business under common control with any Evergreen Party (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or contributes to any Evergreen Employee Plan or any other Evergreen Employment Arrangement that provides retiree medical or retiree life insurance coverage to any Evergreen Station Employee upon his/her retirement.

      (e) Except as described in Section 3.12(e) of the Evergreen Disclosure Statement with respect to each Evergreen Employee Plan and, to the extent applicable, any other compensation comprising an Evergreen Employment
Arrangement: (i) each such Evergreen Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Evergreen Employee Plan's letter; (ii) no prohibited transaction, within the definition of
Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject any Evergreen Party to any liability that could become a liability of EZ; and (iii) all contributions premiums or payments accrued, in whole or in part, under each such Evergreen Employee Plan or other Evergreen Employment Arrangement or with respect thereto as of the Closing will be paid by the appropriate Evergreen Party prior to the Closing.

      (f) For purposes of this Section, the term "Evergreen Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which any Evergreen Party (under the terms of Section 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to any person employed or previously employed at any of the Evergreen Stations.

      3.13 Absence of Sensitive Payments. Neither any Evergreen Party nor, to Evergreen's knowledge, information and belief, any of its officers, directors, employees, agents or other representatives, has with respect to the Evergreen Assets or the Evergreen Stations (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made or
(b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books.

      3.14 Inapplicability of Specified Statutes. Evergreen Parent is not a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended, or a "carrier" or a person which is in control of a "carrier", as defined in section 11301 of Title 49, U.S.C.

      3.15 Employment Arrangements. Except as described in Section 3.15 of the Evergreen Disclosure Schedule, with respect to any Evergreen Station, (i) none of the Evergreen Station Employees is now, or, to Evergreen's knowledge, information and belief, since the date on which the appropriate Evergreen Party acquired such Evergreen Station, has been, represented by any labor union or other employee collective bargaining organization, and no Evergreen Party is, or has ever been, a party to any labor or other collective bargaining agreement with respect to the Evergreen Station Employees, (ii) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, and (iii) neither any Evergreen Party nor any of such employees is now, or, to Evergreen's knowledge, information and belief, since the date on which the appropriate Evergreen Party acquired such Evergreen Station, has been, subject to or involved in or, to Evergreen's knowledge, information and belief, threatened with, any union elections, petitions therefore or other organizational or recruiting activities, in each case with respect to any Evergreen Station Employees. Each Evergreen Party has performed in all Material respects all obligations required to be performed under each Evergreen Employee Plan and each other Evergreen Employment Arrangement and is not in Material breach or violation of or in Material default or arrears under any of the terms, provisions or conditions thereof.

      3.16 Material Agreements. Listed on Section 3.16 of the Evergreen Disclosure Schedule are all Material Agreements relating to the ownership or operation of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations or to which any of the Evergreen Assets is subject (the "Evergreen Material Agreements"). True, accurate and complete copies of each Evergreen Material Agreement have been made available by Evergreen to EZ and Evergreen has provided EZ with photocopies of all Evergreen Material Agreements requested by EZ (or true, accurate and complete descriptions thereof have been set forth in Section 3.16 of the Evergreen Disclosure Schedule, if any such Material Agreements are oral). All of the Evergreen Material Agreements are valid, binding and legally enforceable obligations of an Evergreen Party and, to Evergreen's knowledge, information and belief, all other parties thereto (except to the extent that the invalidity or non-binding nature of any Evergreen Material Agreements, individually or in the aggregate would not have a Material Adverse Effect on Evergreen). Each Evergreen Party has duly complied with all of the Material terms and conditions of each Evergreen Material Agreement to which it is a party and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge, information and belief of Evergreen, threatened Claim that any Evergreen Party has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) any Evergreen Material Agreement or impair the rights or benefits, or increase the costs, of any Evergreen Party under any Evergreen Material Agreement. No Evergreen Party has granted any Material waivers or forbearance under any Evergreen Material Agreement and, to Evergreen's knowledge, information and belief, no third party is in material default in the performance of any of its obligations under any Evergreen Material Agreement. Except for those consents or approvals listed in Section 3.16 of the Evergreen Disclosure Schedule, no consents or approvals of any third party are necessary to permit the assignment by the Evergreen Parties of the Evergreen Material Agreements to the EZ Parties and such assignment will not affect the validity or enforceability of any Evergreen Material Agreement or cause any Material change in the substantive terms of any of them.

      3.17 Ordinary Course of Business. Each Evergreen Party, from the end of its most recent fiscal quarter to the date hereof, except (i) as may be described on Section 3.17 of the Evergreen Disclosure Schedule, or (ii) as may be required or expressly contemplated by the terms of this Agreement, with respect to the Evergreen Assets and each of the Evergreen Stations:

            (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

            (b) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any Evergreen Asset having a value in excess of $50,000, other than in the ordinary course of business;

            (c) except in each case in the ordinary course of business, consistent with prior practice:

                  (i) has not incurred any obligations or liabilities (fixed, contingent or other) having a value in excess of $50,000;

                 (ii) has not entered into any commitments having a value in excess of $50,000; and

                 (iii)  has not canceled any debts or claims;

            (d) has not made or committed to make any additions to its property or any purchases of equipment, except for normal maintenance and replacements;

            (e) except as described in Section 3.17(e) of the Evergreen Disclosure Schedule, has not increased the compensation payable or to become payable to any of the Evergreen Station Employees other than in the ordinary course of business or otherwise altered, modified or changed the terms of their employment;

            (f) has not suffered any Material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

            (g) has not waived any rights of Material value without fair and adequate consideration;

            (h) has not experienced any work stoppage; and

            (i) except in the ordinary course of business, has not entered into, amended or terminated any Evergreen Lease, Evergreen Governmental Authorization, Evergreen Private Authorization, Evergreen Material Agreement, Evergreen Employment Arrangement or Contract, or any transaction, agreement or arrangement with any Affiliate of Evergreen.

      3.18 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Exchange in the capacity of broker, agent or finder or in any similar capacity on behalf of any Evergreen Party other than Star Media Group whose fee will be paid by Evergreen.

      3.19 Solvency. As of the execution and delivery of this Agreement, each Evergreen Party is, and immediately prior to giving effect to the consummation of the Exchange and the other Transactions will be, solvent.

      3.20 Environmental Matters. Except as set forth in Section 3.20 of the Evergreen Disclosure Schedule, with respect to the Evergreen Assets, each Evergreen Party:

           (a) to the knowledge, information and belief of Evergreen, has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

           (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

           (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any final order issued pursuant to any Environmental Law;

           (d) is, to the knowledge, information and belief of Evergreen, in substantial compliance in all Material respects with all Environmental Laws, has, to Evergreen's knowledge, information and belief, obtained all Environmental Permits required under Environmental Laws, and is not the subject of or, to Evergreen's knowledge, information and belief, threatened with any Legal Action involving a demand for damages or other potential liability including any Lien with respect to Material violations or Material breaches of any Environmental Law; and

           (e) has no knowledge of any past or present Event related to any of the Evergreen Stations or any of the Evergreen Assets which Event, individually or in the aggregate, will interfere with or prevent continued Material compliance with all Environmental Laws, or which, individually or in the aggregate, will form the basis of any Material Claim for the release or threatened release into the environment, of any Hazardous Material.

      3.21 Trade or Barter. Section 3.21 of the Evergreen Disclosure Schedule sets forth a true, complete and accurate description (including obligations and liabilities remaining thereunder) of all Evergreen Trade Agreements that individually involve or may involve, valued in accordance with GAAP, more than $500 in obligations remaining thereunder as of the date of this Agreement in money, property or services or a remaining term in excess of two months.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE EZ PARTIES

       Each EZ Party hereby, jointly and severally, represents, warrants and covenants to, and agrees with, the Evergreen Parties as follows:

      4.1 Organization and Business; Power and Authority; Effect of
Transaction.

      (a) Each EZ Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted.

      (b) Each EZ Party has all requisite corporate power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Exchange and the other Transactions; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate action on the part of each EZ Party. This Agreement has been duly executed and delivered by each EZ Party and constitutes, and each Collateral Document to which any EZ Party becomes a party will, when executed and delivered by such EZ Party, constitute, the legally valid and binding obligation of such EZ Party, enforceable against such EZ Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

      (c) Except as set forth in Section 4.1(c) of the EZ Disclosure Schedule, neither the execution and delivery by any EZ Party of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation by each EZ Party of the Exchange and the other Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by each EZ Party:

          (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of any EZ Party or any Applicable Law on the part of any EZ Party, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any EZ Material Agreement; or

         (ii) will require any EZ Party to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except for the FCC Consents, filings under the Hart-Scott-Rodino Act and Private Authorizations the failure of which to be obtained or maintained would not, individually or in the aggregate, have a Material Adverse Effect on EZ.

      (d) EZ Parent does not have any direct or indirect Subsidiaries or other Affiliates which own or have any interest in any of the EZ Stations or any of the EZ Assets other than the other EZ Parties.

      4.2 Financial and Other Information. EZ has heretofore furnished to Evergreen copies of the unaudited financial data of the EZ Stations listed in
Section 4.2 of the EZ Disclosure Schedule (the "EZ Financial Data"). Except as set forth in Section 4.2 of the EZ Disclosure Schedule (which schedule reflects the inclusion of "barter" transactions and the effects thereof), and except for normal year-end audit adjustments and accruals, if any, the EZ Financial Data have been prepared in accordance with GAAP applied on a basis consistent with past practices and are a true, accurate and fair presentation of the operating revenues and operating expenses of the EZ Stations for the periods indicated.

      4.3 Changes in Condition. Since June 30, 1996, except to the extent specifically described in Section 4.3 of the EZ Disclosure Schedule, there has been no Material Adverse Change in EZ. There is no Event known to EZ which Materially Adversely Affects, or (so far as any EZ Party can now reasonably foresee) is likely to Materially Adversely Affect, EZ, except to the extent specifically described in Section 4.3 of the EZ Disclosure Schedule.

      4.4 Materiality. The representations and warranties set forth in this Article would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein or set forth in the EZ Disclosure Schedule, except for such exceptions and qualifications including without limitation those set forth in the EZ Disclosure Schedule which, in the aggregate for all such representations and warranties, are not and could not reasonably be expected to be Materially Adverse to EZ.

      4.5 Title to Properties; Leases.

      (a) Section 4.5(a) of the EZ Disclosure Schedule lists all Real Property and describes all Leases of Real Property (the "EZ Leases") used or held for use in the operation of the EZ Stations (the "EZ Real Property"). One of the EZ Parties has good and marketable title, or valid and subsisting leasehold interests (as shown on Section 4.5(a) of the EZ Disclosure Schedule), to all EZ Real Property, in each case free and clear of all Liens, except (i) Permitted Liens and (ii) Liens set forth on Section 4.5(a) of the EZ Disclosure Schedule (which Liens shall be released prior to Closing). Except as otherwise set forth in Schedule 3.5(a) of the EZ Disclosure Schedule, each EZ Lease included in the EZ Real Property has been duly authorized, executed and delivered by the appropriate EZ Party and, to EZ's knowledge, information and belief, each of the other parties thereto, and is a legally valid and binding obligation of the appropriate EZ Party, and, to EZ's knowledge, information and belief, each of the other parties thereto, enforceable in accordance with its terms. The appropriate EZ Party has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all EZ Leases pursuant to which it holds any EZ Real Property. All EZ Leases are valid and subsisting and in full force and effect; neither any EZ Party nor, to EZ's knowledge, information and belief, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any EZ Lease. Except as disclosed in Section 4.5(a) of the EZ Disclosure Schedule, all improvements on the EZ Real Property are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the EZ Stations operating thereon as presently conducted, except for any instances of non-compliance which do not and will not individually or in the aggregate have a Material Adverse Effect on the owner or lessee, as the case may be, of such EZ Real Property. Except as disclosed in Section 4.5(a) of the EZ Disclosure Statement, all such improvements are in good working condition and repair (ordinary wear and tear excepted), are insurable at standard rates, and comply in all Material aspects with FCC rules and regulations. Except as disclosed in
Section 4.5(a) of the EZ Disclosure Statement, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements located on the EZ Real Property are located entirely on the EZ Real Property. EZ has no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the EZ Real Property.

      (b) Section 4.5(b) of the EZ Disclosure Schedule contains a true, accurate and complete description of all Material items of EZ Personal Property. None of the EZ Personal Property is subject to any Lien, except (i) Permitted Liens and
(ii) Liens set forth on Section 4.5(b) of the EZ Disclosure Schedule (which Liens shall be released prior to Closing). Except as set forth in Section 4.5(b) of the EZ Disclosure Schedule, all Material items of EZ Personal Property are in a state of good repair and maintenance and are in good operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of good engineering practice and currently permit the EZ Stations to be operated in accordance with the terms and conditions of their respective EZ FCC Licenses and all Applicable Laws. Without limiting the generality of the foregoing, EZ acknowledges and agrees that it shall be responsible for the substantial completion of construction of the tenant improvements currently underway at the studio building for the EZ Stations as more fully described in Section 4.5(b) of the EZ Disclosure Schedule and Section
5.8 of this Agreement.

      4.6 Compliance with Private Authorizations. Section 4.6 of the EZ Disclosure Schedule sets forth a true, accurate and complete list and description of each EZ Private Authorization which individually or when taken together with other substantially similar EZ Private Authorizations is Material to the EZ Assets or either of the EZ Stations, all of which are in full force and effect. The EZ Private Authorizations are all Private Authorizations that are necessary for the ownership and operation by EZ of the EZ Assets and the EZ Stations and the conduct of business thereof as now conducted or as presently proposed to be conducted or which, if not obtained and maintained, could, individually or in the aggregate, Materially Adversely Affect EZ. No EZ Party is in breach or violation of, or in default in the performance, observance or fulfillment of, any EZ Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any EZ Private Authorization, except for such defaults, breaches or violations as do not and will not have in the aggregate any Material Adverse Effect on EZ. No EZ Private Authorization is the subject of any pending or, to EZ's knowledge, information or belief, threatened attack, revocation or termination.

      4.7 Compliance with Governmental Authorizations and Applicable Law.

      (a) Section 4.7(a) of the EZ Disclosure Schedule contains a description of:

            (i) all Legal Actions pending or, to EZ's knowledge, information and belief, is threatened against any EZ Party with respect to the operation or ownership of any of the EZ Assets or the conduct of the business of either of the EZ Stations;

           (ii) all Claims and Legal Actions pending or, to EZ's knowledge, information and belief, threatened against any EZ Party with respect to the operation or ownership of any of the EZ Assets or the conduct of the business of either of the EZ Stations which, individually or in the aggregate, are reasonably likely to result in the revocation or termination of any of the EZ FCC Licenses or the imposition of any restriction of such a nature as would Adversely affect the ownership or operations of either of the EZ Stations; in particular, but without limiting the generality of the foregoing, there are no applications, complaints or Legal Actions pending or, to EZ's knowledge, information and belief, threatened (x) before the FCC relating to the ownership or operations of any of the EZ Assets or the conduct of business of either of the EZ Stations other than applications, complaints or Legal Actions which affect the radio broadcasting industry generally, or (y) before any Authority involving charges of illegal discrimination by any of the EZ Stations under any federal or state employment Laws; and

          (iii) each Governmental Authorization (including without limitation all FCC Licenses) required under Applicable Laws (x) to own and operate each of the EZ Stations, as currently conducted or proposed to be conducted on or prior to the Closing Date, all of which are in full force and effect or (y) that are necessary to permit each EZ Party to execute and deliver this Agreement and to perform its obligations hereunder (the "EZ Governmental Authorizations").

The EZ Parties have delivered to the EZ Parties true and complete copies of the EZ Governmental Authorizations (including any and all amendments and other modifications thereto.)

      (b) The appropriate EZ Party is the authorized legal holder of the EZ FCC Licenses listed in Section 4.7(a) of the EZ Disclosure Schedule, none of which is subject to any restriction or condition which would limit in any respect the operations of any of the EZ Stations as currently conducted or proposed to be conducted on or prior to the Closing Date. The EZ FCC Licenses are valid and in good standing, are in full force and effect and are not impaired in any Material respect by any act or omission of any EZ Party or its officers, directors, employees or agents, and the operation of each of the EZ Stations is in accordance in all Material respects with the EZ FCC Licenses. The EZ Stations are operating in accordance with the EZ FCC Licenses, all underlying construction permits and the FCA. Except as disclosed in Section 4.7 of the EZ Disclosure Schedule, no application, action or proceeding is pending for the renewal or modification of any EZ FCC Licenses and, to EZ's knowledge, information and belief, there is not as of the date of this Agreement issued or outstanding any investigation or material complaint against any EZ Party at the FCC relating to either EZ Station. Except as disclosed in Section 4.7 of the EZ Disclosure Schedule, as of the date of this Agreement, there is no proceeding pending at or outstanding notice of violation from the FCC relating to either EZ Station. All fees payable to Authorities pursuant to the FCC Licenses, including FCC annual regulatory fees, have been paid and no event has occurred which, individually or in the aggregate, and without the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof or would have a Material Adverse Effect on EZ.

All Material reports, forms and statements required to be filed by any EZ Party with the FCC with respect to each of the EZ Stations have been filed and are true, complete and accurate in all Material respects. To the knowledge, information and belief of EZ, under the FCA, there are no facts that would disqualify it as the transferee of the control of the Evergreen Stations. No renewal of any EZ FCC License would constitute a major environmental action (as defined in the FCC rules and regulations).

      The EZ Governmental Authorizations comprise all Governmental Authorizations which are necessary for the lawful ownership or operations of the EZ Assets or the lawful conduct of the business of each of the EZ Stations as now conducted or as presently proposed to be conducted, except for Governmental Authorizations, the failure of which to obtain and maintain, would not individually or in the aggregate, have any Material Adverse Effect on EZ. No EZ Governmental Authorization is the subject of any pending or, to EZ's knowledge, information and belief, threatened challenge or proceeding to revoke or terminate any EZ Governmental Authorization. EZ has no reason to believe that any EZ Governmental Authorization would not be renewed in the name of EZ by the granting Authority in the ordinary course.

      (c) With respect to matters, if any, of a nature referred to in Section 4.7(a) or 4.7(b) of the EZ Disclosure Schedule, except as otherwise specifically described in Section 4.7(c) of the EZ Disclosure Schedule, all such information and matters set forth in the EZ Disclosure Schedule, if adversely determined against EZ, will not, in the aggregate, Materially Adversely Affect EZ.

      4.8 Intangible Assets. Section 4.8 of the EZ Disclosure Schedule sets forth a true, accurate and complete description of all Intangible Assets held or used by EZ (other than the EZ Governmental Authorizations and the EZ Private Authorizations) relating to the ownership and operation of the EZ Assets or the conduct of the business of any of the EZ Stations (the "EZ Intangible Assets"), including without limitation the nature of EZ's interest in each and the extent to which the same have been duly registered in the offices as indicated therein. One of the EZ Parties owns or possesses or otherwise has the right to use all EZ Intangible Assets necessary in order to operate the EZ Assets in the manner currently being operated by the EZ Parties. Except as set forth in Section 4.8 of the EZ Disclosure Schedule, no Intangible Assets (except for the EZ Governmental Authorizations and the EZ Private Authorizations and the EZ Intangible Assets so set forth) are required for the ownership or operation of the EZ Assets or the conduct of the business of any of the EZ Stations as currently owned, operated and conducted or proposed to be owned, operated and conducted on or prior to the Closing Date.

      4.9 Related Transactions. No EZ Party is a party or subject to any Contract relating to the ownership and operation of the EZ Assets or the conduct of the business of any of the EZ Stations between any EZ Party and any of its officers, directors, stockholders, employees or, to the knowledge, information and belief of EZ, any Affiliate of any thereof (other than another EZ Party), including without limitation any Contract providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (i) EZ Employment Arrangements listed or described in Section 4.12 of the EZ Disclosure Schedule and (ii) Contracts between EZ and officers which constitute EZ Excluded Assets and obligations of EZ not being assumed by Evergreen.

      4.10 Insurance. One of the EZ Parties maintains, with respect to the EZ Assets and the EZ Stations, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in EZ's reasonable business judgment prudent (a true, complete and accurate description of which is set forth in Section 4.10 of the EZ Disclosure Schedule) and shall use reasonable business efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date, except to the extent otherwise provided in the EZ Stations TBA.

      4.11 Tax Matters. Each EZ Party has in respect of the EZ Assets and the
EZ Stations filed all Material Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith. There are no unpaid Taxes which are due and payable, or alleged to be due and payable by any Taxing Authority, the non-payment of which is or could become a Lien on any of the EZ Assets or any of the EZ Stations. All Taxes in respect of the EZ Assets and the EZ Stations which EZ is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Except as set forth in Section 4.11 of the EZ Disclosure Schedule, no EZ Party has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax associated with the EZ Assets or the EZ Stations for the fiscal years prior to and including the most recent fiscal year.

      4.12 Employee Retirement Income Security Act of 1974.

      (a) Section 4.12(a) of the EZ Disclosure Schedule contains a true, accurate and complete list of all EZ employees employed in the ownership or operation of any of the EZ Assets or the conduct of the business of either of the EZ Stations (the "EZ Station Employees"), together with each such employee's title or the capacity in which he or she is employed and all Employment Arrangements with respect to such employee (each, an "EZ Employment Arrangement"). All of the EZ Employee Plans and all other EZ Employment Arrangements are listed in Section 4.12(a) of the Evergreen Disclosure Schedule and true, complete and accurate copies of all such written EZ Employee Plans and EZ Employment Arrangements (or related insurance policies) have been furnished to EZ, along with copies of any employee handbooks or similar documents describing such EZ Employee Plans or any other EZ Employment Arrangements.
Section 4.12(a) of the Evergreen Disclosure Schedule also contains a true, complete and accurate description of any unwritten EZ Employee Plan or other unwritten EZ Employment Arrangement.

      (b) Each EZ Employment Arrangement has been administered in compliance with its own terms and in Material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state Laws. EZ is not aware of any pending audit or examination of any EZ Employee Plan or any other EZ Employment Arrangement by any Authority or of any facts which would lead it to believe that any such audit or examination is threatened. There exists no Claim or Legal Action (other than routine claims for benefits) with respect to any EZ Employee Plan or any other EZ Employment Arrangement pending or, to EZ's knowledge, information and belief, threatened against any EZ Employee Plan or any other EZ Employment Arrangement, and no EZ Party possesses any knowledge of any facts which could give rise to any such Legal Action or Claim.

      (c) No EZ Party contributes to or is required to contribute to any Multiemployer Plan with respect to any of the EZ Station Employees and neither any EZ Party nor any other trade or business under common control with any EZ Party (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

      (d) Except as described in Section 4.12(d) of the EZ Disclosure Statement, neither any EZ Party nor any other trade or business under common control with any EZ Party (within the meaning of Sections 414(b), (c), (m) or (o) of the
Code) sponsors, maintains or contributes to any EZ Employee Plan or any other EZ Employment Arrangement that provides retiree medical or retiree life insurance coverage to any EZ Station Employee upon his/her retirement.

      (e) Except as described in Section 4.12(e) of the EZ Disclosure Statement with respect to each Employee Plan and, to the extent applicable, any other compensation arrangement comprising an EZ Employment Arrangement: (i) each such EZ Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an EZ Employee Plan's letter; (ii) no prohibited transaction, within the definition of Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject any EZ Party to any liability that could become a liability of Evergreen; and (iii) all contributions premiums or payments accrued, in whole or in part, under each such EZ Employee Plan or other EZ Employment Arrangement or with respect thereto as of the Closing will be paid by the appropriate EZ Party prior to the Closing.

      (f) For purposes of this Section, the term "EZ Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which any Evergreen Party (under the terms of Section 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to any person employed or previously employed at either of the EZ Stations.

      4.13 Absence of Sensitive Payments. Neither any EZ Party nor, to EZ's knowledge, information and belief, any of its officers, directors, employees, agents or other representatives, has with respect to the EZ Assets or the EZ Stations (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made or (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books.

      4.14 Inapplicability of Specified Statutes. EZ is not a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of

1940, as amended, or a "carrier" or a person which is in control of a "carrier", as defined in section 11301 of Title 49, U.S.C.

      4.15 Employment Arrangements. Except as described in Section 4.15 of the EZ Disclosure Schedule, with respect to either EZ Station, (i) none of the EZ Station Employees is now, or, to EZ's knowledge, information and belief, since the later of the date on which an EZ Party acquired such EZ Station or January 1, 1993, has been, represented by any labor union or other employee collective bargaining organization, and no EZ Party is, or has ever been, a party to any labor or other collective bargaining agreement with respect to the EZ Station Employees, (ii) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, and
(iii) neither any EZ Party nor any of such employees is now, or, to EZ's knowledge, information and belief, since the later of the date on which an EZ Party acquired such EZ Station or January 1, 1993 has been, subject to or involved in or, to EZ's knowledge, information and belief, threatened with, any union elections, petitions therefore or other organizational or recruiting activities, in each case with respect to any EZ Station Employees. Each EZ Party has performed in all Material respects all obligations required to be performed under each EZ Employment Plan and each other EZ Employment Arrangements and is not in Material breach or violation of or in Material default or arrears under any of the terms, provisions or conditions thereof.

      4.16 Material Agreements. Listed on Section 4.16 of the EZ Disclosure Schedule are all Material Agreements relating to the ownership or operation of the EZ Assets or the conduct of the business of any of the EZ Stations or to which any of the EZ Assets is subject (the "EZ Material Agreements"). True, accurate and complete copies of each EZ Material Agreement have been made available by EZ to Evergreen and EZ has provided Evergreen with photocopies of all EZ Material Agreements requested by Evergreen (or true, accurate and complete descriptions thereof have been set forth in Section 4.16 of the EZ Disclosure Schedule, if any such Material Agreements are oral). All of the EZ Material Agreements are valid, binding and legally enforceable obligations of an EZ Party and, to EZ's knowledge, information and belief, all other parties thereto (except to the extent that the invalidity or non-binding nature of any EZ Material Contract would not have a Material Adverse Effect on EZ). Each EZ Party has duly complied with all of the Material terms and conditions of each EZ Material Agreement to which it is a party and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge, information and belief of EZ, threatened Claim that any EZ Party has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) any EZ Material Agreement or impair the rights or benefits, or increase the costs, of any EZ Party under any EZ Material Agreement. No EZ Party has granted any Material waivers or forbearance under any EZ Material Agreement and, to EZ's knowledge, information and belief, no third party is in material default in the performance of any of its obligations under any EZ Material Agreement. Except for those consents or approvals listed in
Section 4.16 of the EZ Disclosure Schedule, no consents or approvals of any third party are necessary to permit the assignment by the EZ Parties of the EZ Material Agreements to the Evergreen Parties and such assignment will not affect the validity or enforceability of any EZ Material Agreement or cause any Material change in the substantive terms of any of them.

      4.17 Ordinary Course of Business. Each EZ Party, from the end of its most recent fiscal quarter to the date hereof, except (i) as may be described on
Section 4.17 of the EZ Disclosure Schedule, or (ii) as may be required or expressly contemplated by the terms of this Agreement, with respect to the EZ Assets and each of the EZ Stations:

           (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

           (b) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any EZ Asset having a value in excess of $50,000, other than in the ordinary course of business;

           (c) except in each case in the ordinary course of business, consistent with prior practice:

                (i) has not incurred any obligations or liabilities
           (fixed, contingent or other) having a value in excess of $50,000;

               (ii) has not entered into any commitments having a value
            in excess of $50,000; and

              (iii) has not canceled any debts or claims;

           (d) has not made or committed to make any additions to its property or any purchases of equipment, except for normal maintenance and replacements;

           (e) except as described in Section 4.17(e) of the EZ Disclosure Schedule, has not increased the compensation payable or to become payable to any of the EZ Station Employees other than in the ordinary course of business or otherwise altered, modified or changed the terms of their employment;

            (f) has not suffered any Material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

            (g) has not waived any rights of Material value without fair and adequate consideration;

            (h) has not experienced any work stoppage; and

            (i) except in the ordinary course of business, has not entered into, amended or terminated any EZ Lease, EZ Governmental Authorization, EZ Private Authorization, EZ Material Agreement, EZ Employment Arrangement or Contract, or any transaction, agreement or arrangement with any Affiliate of EZ.

       4.18 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Exchange in the capacity of broker, agent or finder or in any similar capacity on behalf of any EZ Party other than Star Media Group which EZ understands was retained by, and whose fee will be paid by, Evergreen.

      4.19 Solvency. As of the execution and delivery of this Agreement, each EZ Party is, and immediately prior to giving effect to the consummation of the Exchange and the other Transactions will be, solvent.

      4.20 Environmental Matters. Except as set forth in Section 4.20 of the EZ Disclosure Schedule, with respect to the EZ Assets, each EZ Party:

            (a) to the knowledge, information and belief of EZ, has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

            (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

            (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any final order issued pursuant to any Environmental Law;

            (d) is, to the knowledge, information and belief of EZ, in substantial compliance in all Material respects with all Environmental Laws, has, to EZ's knowledge, information and belief, obtained all Environmental Permits required under Environmental Laws, and is not the subject of or, to EZ's knowledge, information and belief, threatened with any Legal Action involving a demand for damages or other potential liability including any Lien with respect to Material violations or Material breaches of any Environmental Law; and

            (e) has no knowledge of any past or present Event related to either of the EZ Stations or any of the EZ Assets which Event, individually or in the aggregate, will interfere with or prevent continued Material compliance with all Environmental Laws, or which, individually or in the aggregate, will form the basis of any Material Claim for the release or threatened release into the environment, of any Hazardous Material.

      4.21 Trade or Barter. Section 4.21 of the EZ Disclosure Schedule sets forth a true, complete and accurate description (including obligations and liabilities remaining thereunder) of all of the Trade Agreements currently in effect that relate to the business or operation of the EZ Stations that individually involve or may involve, valued in accordance with GAAP, more than $500 in obligations remaining thereunder as of the date of this Agreement in money, property or services or a remaining term in excess of two months.

                                    ARTICLE 5

                                    COVENANTS

      5.1 Access to Information; Confidentiality.

      (a) Each party shall afford to the other party (including, in the case of EZ, to American) and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, commitments and records (including without limitation Tax Returns) relating to the Assets and the Stations and, during such period, shall furnish promptly upon request (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of any Applicable Law (including without limitation the FCA) or filed by it or any of its Subsidiaries with any Authority in connection with the Exchange and other Transactions or any other report, schedule or document which may have a Material Effect on their respective Assets or Stations or their businesses, operations, properties, prospects, personnel, condition, (financial or other), or results of operations thereof, (ii) to the extent not provided for pursuant to the preceding clause, all financial records, ledgers, work papers and other sources of financial information possessed or controlled by (x) Evergreen or its accountants deemed by EZ or its Representatives necessary or useful for the purpose of performing an audit of the business of the Evergreen Stations and certifying financial statements and financial information, and (y) EZ or its accountants deemed by Evergreen or its Representatives necessary or useful for the purpose of performing an audit of the business of the EZ Stations and certifying financial statements and financial information, and (iii) such other information concerning any of the foregoing as EZ or Evergreen shall reasonably request. All non-public information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and, except as required by Applicable Law (including without limitation in connection with any registration statement or similar document filed pursuant to any federal or state securities Law) shall not, without the prior written consent of the party disclosing such information, be disclosed by the other party in any manner whatsoever, in whole or in part, and shall not be used for any purposes, other than in connection with the Exchange and the other Transactions. In no event shall either party (or, in the case of EZ, American) or any of its Representatives use such information to the detriment of the other party. Except as otherwise herein provided, each party (and, in the case of EZ, American) agrees to reveal such information only to those of its Representatives or other Persons who need to know such the information for the purpose of evaluating the Exchange and the other Transactions, who are informed of the confidential nature of such information and who shall undertake in writing (a copy of which, if requested, will be furnished to the disclosing party) to act in accordance with the terms and conditions of this Agreement. From and after the Closing, each of the parties shall not, without the prior written consent of the other party, disclose any information remaining in its possession with respect to the Assets or the Stations conveyed by it pursuant to the Exchange, and no such information shall be used for any purposes, other than in connection with the Exchange and the other Transactions or to the extent required by Applicable Law.

      (b) Subject to the terms and conditions of Section 5.1(a), each party (and American) may disclose such information as may be necessary in connection with seeking all Governmental Authorizations and Private Authorizations or that is required by Applicable Law to be disclosed, including without limitation in any registration statement or other document required to be filed under any federal or state securities Law. In the event that this Agreement is terminated in accordance with its terms, each party (and, in the case of EZ, American) shall promptly redeliver all non-public written material provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Exchange and the other Transactions and shall not retain any copies, extracts or other reproductions in whole or in part of such written material other than one copy thereof which shall be delivered to independent counsel for such party.

      (c) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of either party or any condition to the obligations of the parties hereto.

      5.2 Agreement to Cooperate.

      (a) Each of the parties hereto shall use reasonable business efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Exchange and make effective the other Transactions, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, any thing which could impede or impair the consummation of the Exchange or the making effective of the other Transactions, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Exchange and the other Transactions by all such applicable Authorities, each of which must be obtained or become final in order to satisfy the condition applicable to it set forth in Section 6.1(b), (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under the Hart-Scott-Rodino Act and all filings necessary for EZ and Evergreen to own and operate the Evergreen Stations and the EZ Stations, respectively), (iv) to lift any injunction or other legal bar to the Exchange or any of the other Transactions (and, in such case, to proceed with the Exchange and the other Transactions as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 6, including without limitation the truth and correctness as of the Closing Date as if made on and as of the Closing Date of the representations and warranties of such party and the performance and satisfaction as of the Closing Date of all agreements and conditions to be performed or satisfied by such party. Without limiting the generality of the foregoing, the parties acknowledge and agree that the assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Within twenty (20) days following the execution and delivery of this Agreement, Evergreen and EZ shall file with the FCC appropriate applications for FCC Consents, which applications shall not contain any request for waiver of the FCC's multiple ownership rules; provided, however, that (i) EZ may file a separate application with the FCC seeking reassignment of the Extra Charlotte Station from the Charlotte Trustee to any EZ Party or Affiliate of an EZ Party (or, if not theretofore assigned, seeking retention of such Station) which application may request a waiver of the Commission's multiple ownership rules and (ii) Evergreen may file a separate application with the FCC seeking reassignment of the Extra Philadelphia Station from the Philadelphia Trustee to any Evergreen Party or Affiliate of an Evergreen Party (or, if not theretofore assigned, seeking retention of such Station) which application may request a waiver of the Commission's multiple ownership rules; provided further, however, that no such application shall be filed or prosecuted in a manner that materially delays the grant of the applications seeking the FCC Consents. The parties shall prosecute said applications with all reasonable diligence and otherwise use reasonable business efforts to obtain the grant of FCC Consents to such applications as expeditiously as practicable. If the FCC Consents, or any of them, imposes any condition on either party hereto (or, in the case of EZ, American or any of its Subsidiaries), such party shall use reasonable business efforts to comply with such condition unless compliance would have a Material Adverse Effect upon it. If reconsideration or judicial review is sought with respect to any FCC Consent, Evergreen and EZ shall oppose such efforts to obtain reconsideration or judicial review (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to the provisions of Section 7.1). Notwithstanding anything in this Agreement to the contrary, the Exchange is expressly conditioned upon the grant of the Final Order as to the FCC Consents for the transfer of the FCC Licenses for the Stations without any condition which would have a Materially Adverse Effect upon the party acquiring such Stations, it being understood that the imposition of any condition requiring (a) any Evergreen Party (or any Affiliate thereof) to divest its interest in any radio station in the Philadelphia, Pennsylvania market or to otherwise take any action to comply with Section 73.3555(a) of the FCC rules shall not be deemed to have a Materially Adverse Effect upon the Evergreen Parties, or (b) any EZ Party (including American and its Subsidiaries) to divest their interest in any radio station in the Charlotte, North Carolina market or to otherwise take any action to comply with Section 73.3555(a) of the FCC rules shall not be deemed to have a Materially Adverse Effect upon the EZ Parties. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require any EZ Party or any Evergreen Party to divest any asset to obtain termination of the Hart-Scott-Rodino Act waiting period or to avoid or settle litigation initiated by any antitrust enforcement Authority seeking to block the transactions contemplated by this Agreement (unless such divesture is necessary to comply with the multiple ownership rules or policies of the FCC).

      (b) The parties shall cooperate with one another in the preparation, execution and filing of all Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Exchange and the other Transactions that are required or permitted to be filed on or before the Closing Date.

      (c) Evergreen shall cooperate and use its reasonable business efforts to cause its independent accountants to reasonably cooperate with EZ, and at EZ's expense, in order to enable EZ to have Evergreen and EZ's or Evergreen's independent accountants prepare audited financial statements for the Evergreen Stations described in Section 6.2(f). Evergreen represents and warrants that such financial statements will have been prepared in accordance with GAAP applied on a basis consistent with past practices, will be true, correct and complete, and will present fairly the financial condition and results of operation of the Evergreen Stations described in Section 6.2(f). Without limiting the generality of the foregoing, Evergreen agrees that it will (i) consent to the use of such audited financial statements in any registration statement or other document filed by EZ (or American or any of either of their Affiliates) under the Securities Act or the Exchange Act and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as EZ's or Evergreen's independent accountants may reasonably request under the circumstances. EZ shall cooperate and use its reasonable business efforts to cause its independent accountants to reasonably cooperate with Evergreen, and at Evergreen's expense, in order to enable Evergreen to have EZ and Evergreen's or EZ's independent accountants prepare audited and unaudited financial statements for the EZ Stations described in Section 6.3(f). EZ represents and warrants that such financial statements will have been prepared in accordance with GAAP applied on a basis consistent with past practices, will be true, correct and complete, and will present fairly the financial condition and results of operation of the EZ Stations described in Section 6.3(f), subject, in the case of the unaudited financial statements, to normal year-end adjustments and accruals. Without limiting the generality of the foregoing, EZ agrees that it will (i) consent to the use of such financial statements in any registration statement or other document filed by Evergreen (or any of its Affiliates) under the Securities Act or the Exchange Act and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Evergreen's or EZ's independent accountants may reasonably request under the circumstances.

      (d) The parties acknowledge and agree that the parties intend, if appropriate at the time the Hart-Scott-Rodino Act waiting period has expired or been terminated, to execute and deliver a time brokerage agreement with respect to (i) each of the EZ Stations substantially on the terms contemplated by that certain letter of intent, dated August 27, 1996 between EZ and Evergreen Parent (the "Letter of Intent") (the "EZ Stations TBA"), and (ii) each of the Evergreen Stations substantially on the terms contemplated by the Letter of Intent (the "Evergreen Stations TBA"). Anything in this Agreement to the contrary notwithstanding, including without limitation any provision of Articles 3 and 4 and Sections 6.2 and 6.3, (i) Evergreen shall not be liable in any respect to the extent any of the representations and warranties contained in Article 3, and none of the EZ Parties shall be liable in any respect to the extent any of the representations and warranties contained in Article 4, are not true and correct in any Material respect on and as of the Closing Date due solely to the existence and operation of the Evergreen Stations TBA (in the case of the Evergreen Parties) and the EZ Stations TBA (in the case of the EZ Parties), respectively, (ii) the conditions set forth in Sections 6.2(c), 6.2(e), 6.3(c) and 6.3(e) shall not be deemed to be not satisfied as a result of any action or failure to act of any EZ Party pursuant to the provisions of the Evergreen Stations TBA, and of any Evergreen Party pursuant to the provisions of the EZ Stations TBA, respectively, and (iii) the certificates to be delivered to EZ and Evergreen pursuant to the provisions of Section 6.2(c) and 6.3(c), respectively, shall not be required to address any of such representations and warranties that are not true and correct in any material respect on and as of the Closing Date due to the existence and operation of such agreements.

      5.3 Public Announcements. Until the Closing, or in the event of termination of this Agreement, Evergreen and EZ shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Exchange or any other Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other. Notwithstanding the foregoing, each party acknowledges and agrees that Evergreen and EZ may, without its prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case, to the extent practicable, the party proposing to make such press release or public statement will consult with the other regarding the nature, extent and form of such press release or public statement.

      5.4 Notification of Certain Matters. Evergreen Parent and EZ shall give prompt notice to the other, of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty made by it or any of its Subsidiaries contained in this Agreement to be untrue or inaccurate in any respect such that one or more of the conditions of Closing might not be satisfied, or (ii) any covenant, condition or agreement made by it or any of its Subsidiaries contained in this Agreement not to be complied with or satisfied, or (iii) any change to be made in the Evergreen Disclosure Schedule or the EZ Disclosure Schedule, as the case may be, in any respect such that one or more of the conditions of Closing might not be satisfied, and any failure made by it to comply with or satisfy, or be able to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder in any respect such that one or more of the conditions of Closing might not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      5.5 No Solicitation. Neither Evergreen Parent nor EZ shall, nor shall it permit any Subsidiary, or any of its Representatives (including, without limitation, any investment banker, broker, finder, attorney or accountant retained by it or, in the case of EZ, American) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any Alternative Transaction, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, it or any Subsidiary for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Alternative Transaction, or agree to or endorse any Alternative Transaction. "Alternative Transaction" means a transaction or series of related transactions (other than the Exchange and the other Transactions) resulting in (i) any merger or consolidation of either, regardless of whether it is the surviving Entity unless the surviving Entity remains obligated under this Agreement to the same extent as it was, or (ii) any sale or other disposition of all or any substantial part of the Assets owned by it or any of the Stations owned by it. The provisions of this Section shall apply to each of Evergreen's Subsidiaries and EZ's Subsidiaries.

      5.6 Conduct of Business by Evergreen Pending the Closing. Except as otherwise contemplated by this Agreement, and subject to the commencement of the EZ Stations TBA as set forth in Section 5.2(d), after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless EZ shall otherwise agree in writing, Evergreen Parent shall, and shall cause its Subsidiaries, to the extent relating to any of the Evergreen Stations or the Evergreen Assets, to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) use all reasonable business efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present general managers, on-air personalities and other key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to Adversely Affect the transactions contemplated by this Agreement;

           (c) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice;

           (d) maintain levels of advertising, marketing and promotion efforts and expenditures at levels no less than those currently budgeted in the 1996 business plan, a true, correct and complete in all material respects description of which is set forth in Section 5.6(d) of the Evergreen Disclosure Schedule;

           (e) (i) to operate each of the Evergreen Stations in conformity with the Evergreen FCC Licenses on a basis consistent with past practice and any special temporary authority or program test authority issued thereunder, the FCA and the rules and regulations of any other Authority with jurisdiction over any Evergreen Station, and (ii) take all actions necessary to maintain the Evergreen FCC Licenses;

           (f) prior to the effectiveness of the Evergreen Stations TBA, refrain from changing the frequency or format of any Evergreen Station or making any material changes in any Evergreen Station's studio or other structures, except to the extent required by the FCA or the rules and regulation of the FCC;

           (g) prior to the effectiveness of the Evergreen Stations TBA, not make any material changes in the broadcast hours or in the percentage or types of programming broadcast by the Evergreen Stations, or make any other Material changes in any Evergreen Station's programming policies, except such changes as in the good faith judgment of Evergreen are required by the public interest;

           (h) not (i) dispose of any of the Evergreen Assets owned by Evergreen or used in the operation of any Evergreen Station (other than for the disposition in the ordinary course of business of immaterial assets that are of no further use to such Station or disposition of Evergreen Assets to another Evergreen Party or any Affiliate of an Evergreen Party who is or becomes a party to this Agreement) or (ii) modify, change in any Material respect or enter into any Material Agreement relating to the business of any Evergreen Station;

           (i) notify EZ promptly if any Evergreen Station's normal broadcast transmissions are interrupted or impaired for (i) thirty (30) minutes or more for a period of five (5) consecutive days or for seven (7) days within any thirty (30) day period (except for normal maintenance) or (ii) a period of six (6) continuous hours or more;

           (j) not create, assume or permit to exist any Lien upon any of the Evergreen Assets or any of the Evergreen Stations, except for (i) Permitted Liens and (ii) other Liens, if any, set forth on Section 3.5(a) of the Evergreen Disclosure Schedule (which Liens shall be released prior to Closing); and

           (k) not waive any Material right relating to the Evergreen Stations.

      5.7 Conduct of Business by EZ Pending the Closing. Except as otherwise contemplated by this Agreement, and subject to the commencement of the Evergreen Stations TBA as set forth in Section 5.2(d), after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Evergreen shall otherwise agree in writing, EZ shall, and shall cause its Subsidiaries, to the extent relating to either of the EZ Stations or the EZ Assets, to:

           (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

           (b) use all reasonable business efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present general managers, on-air personalities and other key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to Adversely Affect the transactions contemplated by this Agreement;

           (c) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice;

           (d) maintain levels of advertising, marketing and promotion efforts and expenditures at levels no less than those currently budgeted in the 1996 business plan, a true, correct and complete in all material respects description of which is set forth in Section 5.7(d) of the EZ Disclosure Schedule;

           (e) (i) to operate each of the EZ Stations in conformity with the EZ FCC Licenses on a basis consistent with past practice and any special temporary authority or program test authority issued thereunder, the FCA and the rules and regulations of any other Authority with jurisdiction over either EZ Station and (ii) take all actions necessary to maintain the EZ FCC Licenses;

           (f) prior to the effectiveness of the EZ Stations TBA, refrain from changing the frequency or format of any EZ Station or making any material changes in any EZ Station's studio or other structures, except to the extent required by the FCA or the rules and regulation of the FCC;

           (g) prior to the effectiveness of the EZ Stations TBA, not make any material changes in the broadcast hours or in the percentage or types of programming broadcast by the EZ Stations, or make any other Material changes in either EZ Station's programming policies, except such changes as in the good faith judgment of EZ are required by the public interest;

           (h) not (i) dispose of any of the EZ Assets owned by EZ or used in the operation of either EZ Station (other than for the disposition in the ordinary course of business of immaterial assets that are of no further use to such Station or disposition of EZ Assets to another EZ Party or any Affiliate of an EZ Party who is or becomes a party to this

      Agreement) or (ii) modify, change in any Material respect or enter into any Material Agreement relating to the business of either EZ Station;

           (i) notify Evergreen promptly if either EZ Station's normal broadcast transmissions are interrupted or impaired for (i) thirty (30) minutes or more for a period of five (5) consecutive days or for seven (7) days within any thirty (30) day period (except for normal maintenance) or
      (ii) a period of six (6) continuous hours or more;

           (j) not create, assume or permit to exist any Lien upon any of the EZ Assets or either of the Evergreen Stations, except for (i) Permitted Liens and (ii) other Liens, if any, set forth on Section 4.5(a) or 4.5(b) of the EZ Disclosure Schedule (which Liens shall be released prior to Closing); and

           (k) not waive any material rights relating to the EZ Stations.

      5.8 Building of EZ Stations. EZ shall, prior to the Closing, complete (or place in escrow funds necessary to complete) all tenant improvements at the studio building for the EZ Stations (including all costs for construction, equipment and furniture) substantially in accordance with the plans, specifications, standards and budget for such improvements described in Section 4.5(b) of the EZ Disclosure Schedule. On the Closing Date, Evergreen shall reimburse EZ in an amount equal to the lesser of (a) any such costs in excess of $1,200,000 incurred by EZ or which it is obligated to pay with respect to such construction, equipment and furniture and (b) $400,000. EZ shall be responsible for and have the right to direct the completion of such improvements, notwithstanding the effectiveness of the EZ Stations TBA. In the event that on the Closing Date, such improvements are not completed, EZ shall have the right, in its sole discretion, but not the obligation, to continue to be responsible for and to direct the completion of such improvements, unless Evergreen shall agree to bear all of such costs (and not only up to $400,000 thereof) in excess of $1,200,000, in which event Evergreen shall have the right to assume responsibility for and to direct the completion of such improvements. Anything in this Agreement to the contrary notwithstanding, in the event the costs of such construction, equipment and furniture exceed $1,600,000, the parties shall negotiate in good faith in an attempt to agree as to how such excess costs shall be borne as between the parties.

      5.9 FCC Application; Divesture Commitment.

      (a) The parties acknowledge that (i) Affiliates of Evergreen have entered into agreements to acquire a number of radio stations serving the Philadelphia, Pennsylvania area, that, when combined with the radio stations now licensed to Affiliates of Evergreen and the EZ Stations, would cause the Evergreen Parties to be in violation of Section 73.3555 of the FCC's rules (absent a waiver of those rules) and (ii) the EZ Parties own a number of radio stations in the Charlotte, North Carolina area that, when combined with the Evergreen Stations (and the Evergreen Station (as defined in the Asset Purchase Agreement)), would cause the EZ Parties or their Affiliates to be in violation of Section 73.3555 of the FCC's rules (absent a waiver of those rules). The parties further acknowledge that the FCC Consents with respect to the transfer of the EZ Stations to the Evergreen Parties may contain a condition requiring the Evergreen Parties to divest their interest in one or more FM radio stations in the Philadelphia market (the "Extra Philadelphia FM") prior to the Closing and the FCC Consents to transfer of the Evergreen Stations to the EZ Parties may contain a condition requiring the EZ Parties to divest their interest in one or more FM radio stations in the Charlotte market (the "Extra Charlotte FM") prior to Closing. In order to ensure that the Evergreen Parties and the EZ Parties can each meet such a condition, prior to the filing of the applications for FCC Consent, the Evergreen Parties shall agree to assign the Extra Philadelphia FM to a trustee (the "Philadelphia Trustee") and the EZ Parties shall agree to assign the Extra Charlotte FM to a trustee (the "Charlotte Trustee") pursuant to a trust agreement in each case that satisfies the FCC's multiple ownership rules and policies, including the cross-interest policy, then in effect. In the event that the acquisition of the EZ Stations would not comply with the FCC's multiple ownership rules and policies, including the cross-interest policy, on or prior to the Closing Date, unless the FCC Consents permit retention of the Extra Philadelphia FM, the Evergreen Parties shall assign, subject to receipt of the FCC's grant of the Philadelphia Trustee Application, the Extra Philadelphia FM to the Philadelphia Trustee on the Closing Date in order to effectuate the Closing under this Agreement. In the event that the acquisition of the Evergreen Stations would not comply with the FCC's multiple ownership rules and policies, including the cross-interest policy, on or prior to the Closing Date, unless the FCC Consents permit retention of the Extra Charlotte FM, the EZ Parties shall assign, subject to receipt of the FCC's grant of the Charlotte Trustee Application, the Extra Charlotte FM to the Trustee on the Closing Date in order to effectuate the Closing under this Agreement.

      (b) Within twenty (20) business days after the date of this Agreement, the Evergreen Parties shall file an application with the FCC requesting the consent to the assignment of the FCC authorizations for the Extra Philadelphia FM to the Philadelphia Trustee (the "Philadelphia Trustee Application") and the EZ Parties shall file an application with the FCC requesting the consent to the assignment of the FCC licenses for the Extra Charlotte FM to the Charlotte Trustee (the "Charlotte Trustee Application"). The parties shall cooperate with each other in the preparation and filing of the aforementioned FCC applications, and the parties shall prosecute such applications in good faith and with due diligence.

      (c) Anything in this Section to the contrary notwithstanding, the Evergreen Parties and the EZ Parties may, in the event such parties (or their Affiliates) enter into a binding agreement with respect to the sale, exchange or other disposition of the Extra Philadelphia FM or the Extra Charlotte FM, as the case may be, with a third party, file an application with the FCC requesting the consent to the assignments of the FCC authorizations for such station to such third party, either directly to such third party or indirectly to such third party through the Philadelphia Trustee or the Charlotte Trustee, as the case may be, and, in such event, the Evergreen Parties and/or the EZ Parties, as the case may be, need not transfer the Extra Philadelphia FM or the Extra Charlotte FM, as the case may be, to the Philadelphia Trustee or the Charlotte Trustee, as the case may be, pursuant to the provisions of paragraph (a) of this Section 5.9 so long as the application with respect to such binding agreement is pending or has been granted, except in the event such application relates solely to an indirect transfer through the Philadelphia Trustee or the Charlotte Trustee, as the case may be. Notwithstanding the foregoing, the parties agree to leave the applicable trusts and trust applications in effect until such time as any such third party sale has been consummated.

                                    ARTICLE 6

                               CLOSING CONDITIONS

      6.1 Conditions to Obligations of Each Party to Effect the Exchange. The respective obligations of each party to effect the Exchange shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

          (a) As of the Closing Date, no Legal Action shall be pending before or threatened in writing by any Authority seeking to enjoin, restrain, prohibit or make illegal or to impose any Materially Adverse conditions in connection with, the consummation of the Exchange, or which might, in the reasonable business judgment of EZ or Evergreen, based upon the advice of counsel, have a Material Adverse Effect on the Assets and Stations to be acquired by it, it being understood and agreed that a written request by any Authority for information with respect to any Evergreen Party, any EZ Party or American or the Exchange or any other Transaction, which information could be used in connection with such Legal Action, shall not be deemed to be a threat of any such Legal Action; and

           (b) All authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all Governmental Filings required to be made by any EZ Party or any Evergreen Party with any Authority, prior to the consummation of the Exchange, shall have been obtained from, and made with, the FCC and all other required Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, in the reasonable business judgment of each of the parties, have a Material Adverse Effect on the Assets and Stations being acquired by such party. Without limiting the generality of the foregoing, the FCC shall have issued the FCC Consents, the same shall have become Final Orders, and any conditions precedent to the effectiveness of such Final Orders which are specified therein shall have been satisfied; provided, however, that any condition requiring any party hereto (or, in the case of EZ, American or any of its Subsidiaries) to divest its interest in any radio station in the Charlotte, North Carolina market (in the case of EZ) or in the Philadelphia, Pennsylvania market (in the case of Evergreen) or to otherwise take any action to comply with Section
      73.3555 of the FCC's rules in such markets shall not be a condition of such party's obligation to effect the Exchange; provided further, however, that notwithstanding anything in this Section or elsewhere in this Agreement, including without limitation Section 5.2(a) or 5.9, to the contrary, if such Final Orders impose such a condition (i) as a condition precedent to the effectiveness of the FCC Consents, or as a condition which must be complied with within less than six (6) months subsequent to consummation of the Exchange, the party on whom such condition is imposed shall have the right, prior to the Termination Date, to attempt to comply with such condition, or (ii) as a condition which can be complied with within six (6) months or more following consummation of the Exchange, the party on whom such condition is imposed shall be obligated to proceed with the consummation of the Exchange.

      6.2 Conditions to Obligations of EZ. The obligation of the EZ Parties to effect the Exchange shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

          (a) Evergreen shall have delivered or cause to be delivered to EZ all of the Collateral Documents required to be delivered by the Evergreen Parties to the EZ Parties at or prior to the Closing pursuant to the terms of this Agreement; such Collateral Documents shall be reasonably satisfactory in form, scope and substance to EZ and its counsel and American and its counsel; and EZ and its counsel and American and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

          (b) Evergreen shall have furnished EZ and, at EZ's request, any bank or other financial institution providing credit to EZ or American or any Subsidiary of EZ or American, with a favorable opinion, dated the Closing Date of Latham & Watkins, counsel and FCC counsel for the Evergreen Parties, with respect to the matters set forth in Sections 3.1(a), (b) and
      (c) (other than as to Private Authorizations), 3.7(a) (limited to its knowledge and to Legal Actions), and 3.14 and with respect to FCC related matters of a nature and scope customary in comparable transactions (including without limitation with respect to the grant of all necessary FCC Consents and their being Final Orders, that all FCC Licenses are valid, binding and in good standing and in full force and effect, the absence of Legal Actions which could Materially Adversely Affect the FCC Licenses and the FCC Consents, and the filing of all Material reports and the payment of all fees) and with respect to such other matters arising after the date of this Agreement incident to the Exchange and the other Transactions, as EZ or its counsel or American or its counsel may reasonably request or which may be reasonably requested by any such bank or financial institution or their respective counsel;

          (c) The representations and warranties of each Evergreen Party contained in this Agreement shall be true and correct in all Material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all Material respects as of such date on the Closing Date; each and all of the covenants, agreements and conditions to be performed or satisfied by each Evergreen Party hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all Material respects; and each Evergreen Party shall have furnished EZ with such certificates and other documents evidencing the truth of such representations and warranties and the performance or satisfaction of the covenants, agreements and conditions as EZ or its counsel shall have reasonably requested;

          (d) All authorizations, consents, waivers, orders or approvals marked with an asterisk as "material" on Section 3.6 or 3.16 of the Evergreen Disclosure Statement shall have been obtained, without the imposition, individually or in the aggregate, of any condition or requirement which could Materially Adversely Affect EZ;

          (e) Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing any Material Adverse Change in the Evergreen Parties; as of the Closing Date, the Evergreen FCC Licenses shall not have been Materially and Adversely Affected by any act, or failure to act, of any Evergreen Party; and

          (f) EZ shall have received from its or Evergreen's independent accountants an unqualified report (as to the scope of the audit, access to the books and records and the cooperation of management) on the financial statements of the Evergreen Stations and the Evergreen Station (as defined in the Asset Purchase Agreement) presented on a combined basis (consisting of balance sheets at December 31, 1995 and September 30, 1996 and statements of operations and cash flow for the year ended December 31, 1995 and the nine month period ended September 30, 1996), which financial statements shall have been prepared in conformity with GAAP and Regulation S-X under the Securities Act.

      6.3 Conditions to Obligations of Evergreen. The obligation of the Evergreen Parties to effect the Exchange shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

          (a) EZ shall have delivered or cause to be delivered to Evergreen Parent all of the Collateral Documents required to be delivered by the EZ Parties to the Evergreen Parties at or prior to the Closing pursuant to the terms of this Agreement; such Collateral Documents shall be reasonably satisfactory in form, scope and substance to Evergreen and its counsel; and Evergreen and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

          (b) EZ shall have furnished Evergreen and, at Evergreen's request, any bank or other financial institution providing credit to Evergreen or any Subsidiary, with favorable opinions, dated the Closing Date of Hunton & Williams, special counsel for the EZ Parties, with respect to the matters set forth in Sections 4.1(a), (b) and (c) (other than as to Private Authorizations), 4.7(a) (limited to its knowledge and to Legal Actions), and 4.14, of Sullivan & Worcester LLP, counsel for American, with respect to the effectiveness of the Merger and that this Agreement is enforceable against American (subject to customary qualifications), and of Koteen & Naftalin, LPP, FCC counsel for the EZ Parties, with respect to FCC related matters of a nature and scope customary in comparable transactions (including without limitation with respect to the grant of all necessary FCC Consents and their being Final Orders, that all FCC Licenses are valid, binding and in good standing and in full force and effect, the absence of Legal Actions which could Materially Adversely Affect the FCC Licenses and the FCC Consents, and the filing of all Material reports and the payment of all fees) and, in each case, with respect to such other matters arising after the date of this Agreement incident to the Exchange and the other Transactions, as Evergreen or its counsel may reasonably request or which may be reasonably requested by any such bank or financial institution or their respective counsel;

          (c) The representations and warranties of each EZ Party contained in this Agreement shall be true and correct in all Material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all Material respects as of such date on the Closing Date; each and all of the covenants, agreements and conditions to be performed or satisfied by each EZ Party hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all Material respects; and each EZ Party shall have furnished Evergreen Parent with such certificates and other documents evidencing the truth of such representations and warranties and the performance or satisfaction of the covenants, agreements and conditions as Evergreen or its counsel shall have reasonably requested;

          (d) All authorizations, consents, waivers, orders or approvals marked with an asterisk as "material" on Section 4.6 or 4.16 of the EZ Disclosure Statement shall have been obtained, without the imposition, individually or in the aggregate, of any condition or requirement which could Materially Adversely Affect Evergreen;

          (e) Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing any Material Adverse Change in the EZ Parties from that reflected in the most recent EZ Financial Statements; as of the Closing Date, the EZ FCC Licenses shall not have been Materially and Adversely Affected by any act, or failure to act, of the EZ Party; and

          (f) Evergreen Parent shall have received from its or EZ's independent accountants an unqualified report (as to the scope of the audit, access to the books and records and the cooperation of management) on the financial statements of the EZ Stations presented on a combined basis (consisting of a balance sheet at December 31, 1995 and statements of operations and cash flow for the year ended December 31, 1995) and unaudited financial statements as of and for any subsequent period (ending not less than forty-five (45) days prior to the Closing Date) reasonably requested by Evergreen Parent which financial statements shall have been prepared in conformity with GAAP and Regulation S-X under the Securities Act.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual consent of Evergreen Parent and EZ;

          (b) by either EZ or Evergreen Parent if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Exchange shall have become final and nonappealable; or

          (c) by Evergreen Parent in the event no Evergreen Party is in Material breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in any Material respect, and either (i) the Exchange has not been consummated prior to the Termination Date, or (ii) one or more EZ Parties is in Material breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any Material respect and such breach or untruth exists and is not cured within the cure period specified in this Section; or

          (d) by EZ in the event no EZ Party is in Material breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in any Material respect, and either (i) the Exchange has not been consummated prior to the Termination Date, or (ii) one or more Evergreen Parties is in Material breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any Material respect and such breach or untruth exists and is not cured within the cure period specified in this Section.

Neither party shall have the right to terminate this Agreement as a result of the other party's breach or default unless the terminating party shall have given the defaulting party thirty (30) business days to cure the default (or such longer period not in excess of an additional thirty (30) business days as is, in the reasonable business judgment of the parties, reasonably necessary to effect such cure so long as the defaulting party is proceeding with due diligence and best efforts to effect such cure); provided, however, that such cure period shall not extend the Termination Date.

      The term "Termination Date" shall mean December 31, 1997 or such other date as the parties may, from time to time, mutually agree.

      The right of EZ or Evergreen Parent to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

      7.2 Effect of Termination. Except as provided in Sections 5.1 (with respect to confidentiality), 5.3 and 9.3 and this Section, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of either party, or any of their respective Affiliates (including stockholders, officers or directors), to the other and all rights and obligations of either party shall cease; provided, however, that such termination shall not relieve either party from liability for any misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement.

                                    ARTICLE 8

                                 INDEMNIFICATION

      8.1 Survival. Except as otherwise provided in Section 2.2(g) to the effect that the provisions of Section 2.2 shall survive the Closing without limitation, and except with respect to obligations and liabilities assumed pursuant to the Evergreen Assumable Agreements and the EZ Assumable Agreements, the representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing and shall remain operative and in full force and effect for a period of (a) one (1) year after the Closing Date or (b) the applicable statute of limitations in the case of matters of a nature referred to in Sections 3.1(b), 3.11, 3.12, 4.1(b), 4.11 and 4.12 (the "Indemnity Period"), regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto. No claim for indemnification, other than with respect to fraud, may be asserted after the expiration of the Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which is the subject of a Claim which is asserted in writing prior to the expiration of the Indemnity Period shall survive with respect to such Claim or any dispute with respect thereto until the final resolution thereof.

      8.2 Indemnification. Each of Evergreen Parent and EZ (the "indemnifying party") agrees that on and after the Closing it shall indemnify and hold harmless the other (which shall include its Affiliates, Subsidiaries, officers, directors, employees, agents and other representatives) (the "indemnified party") from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants' and experts' fees and expenses including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Loss and Expense"), suffered, directly or indirectly, by the indemnified party by reason of, or arising out of:

          (a) any breach of representation or warranty made by the indemnifying party pursuant to this Agreement or any Collateral Document or any failure by the indemnifying party to perform or fulfill any of its respective covenants or agreements set forth in this Agreement or any Collateral Document; or

          (b) any Legal Action or other Claim by any third party relating to the indemnifying party or the ownership or operations of any of its Assets or the conduct of the business of its Stations to the extent such Legal Action or other Claim has also resulted in a breach of representation or warranty by the indemnifying party pursuant to this Agreement or any Collateral Document; or

          (c) the Evergreen Nonassumed Liabilities (in the case of Evergreen) and the EZ Nonassumed Liabilities (in the case of EZ), including without limitation any Legal Action or other Claim brought or asserted by any third party; or

          (d) the failure to comply with the Bulk Sales law of the State of North Carolina (in the case of Evergreen) or the Commonwealth of Pennsylvania (in the case of EZ).

      8.3 Limitation of Liability. Notwithstanding the provisions of Section 8.2, after the Closing, (i) each indemnified party shall be entitled to recover its Loss and Expense in respect of any Claim only in the event that the aggregate Loss and Expense for all Claims and all Claims under the Asset Purchase Agreement exceeds, in the aggregate, $50,000, in which event the indemnified party shall be entitled to recover all such Loss and Expense (including such $50,000), and (ii) in no event shall the aggregate amount required to be paid by each indemnifying party pursuant to the provisions of this Section or pursuant to the comparable section of the Asset Purchase Agreement exceed $5,000,000, except for any Loss or Expense arising out of matters of a nature referred to in Sections 3.1 and 4.1 and the first paragraph of Section 3.7(b) and 4.7(b) as to which the limitations set forth in this clause (ii) shall not apply. The provisions of the immediately preceding sentence of this Section with respect to the limitation on each indemnifying party's obligation to indemnify the indemnified party in respect of Loss and Expense shall not be applicable to any claims which are based on fraud or willful or intentional breach of representation or warranty.

      8.4 Notice of Claims. If an indemnified party believes that it has suffered or incurred any Loss and Expense, it shall notify the indemnifying party promptly in writing, and in any event within the applicable time period specified in Section 8.4, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any Legal Action is instituted by a third party with respect to which an indemnified party intends to claim any liability or expense as Loss and Expense under this Article, such indemnified party shall promptly notify the indemnifying party of such Legal Action, but the failure to so notify the indemnifying party shall not relieve such indemnifying party of its obligations under this Article, except to the extent such failure to notify prejudices such indemnifying party's ability to defend against such Claim.

      8.5 Defense of Third Party Claims. The indemnifying party shall have the right to conduct and control, through counsel of their own choosing, reasonably acceptable to the indemnified party, any third party Legal Action or other Claim, but the indemnified party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if (a) the indemnifying party shall fail to defend any such Legal Action or other Claim or
(b) the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnified party may defend, through counsel of its own choosing, such Legal Action or other Claim, and (so long as it gives the indemnifying party at least fifteen
(15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such Legal Action or other Claim and to recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The indemnifying party shall not compromise or settle any such Legal Action or other Claim without the prior written consent of the indemnified party.

      8.6 Exclusive Remedy. Except for fraud or as otherwise provided in Section 9.5, the indemnification provided in this Article shall be the sole and exclusive post-Closing remedy available to either party against the other party for any Claim under this Agreement.

                                    ARTICLE 9

                               GENERAL PROVISIONS

      9.1 Amendment. This Agreement may be amended from time to time by the parties hereto at any time prior to the Closing Date but only by an instrument in writing signed by the parties hereto.

      9.2 Waiver. At any time prior to the Closing Date, except to the extent not permitted by Applicable Law, EZ or Evergreen may extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      9.3 Fees, Expenses and Other Payments. All costs and expenses, incurred in connection with any transfer taxes, sales taxes, document stamps or other charges levied by any Authority in connection with this Agreement, the Exchange and the other Transactions, shall be borne by EZ insofar as they related to the EZ Stations and the EZ Assets and by Evergreen insofar as they relate to the Evergreen Stations and the Evergreen Assets. All filing and similar fees (including without limitation Hart-Scott-Rodino filings and FCC filing fees) shall be borne equally by EZ and Evergreen. All other costs and expenses incurred in connection with this Agreement, the Exchange and the other Transactions, and in compliance with Applicable Law and Contracts as a consequence hereof and thereof, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

      9.4 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, or by recognized courier service, postage prepaid, (b) sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, or by recognized courier service, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

      (a)   If to any EZ Party:

            EZ Communications, Inc.
            10800 Main Street
            Fairfax, Virginia 22030
            Attention: Alan Box, President and Chief Executive Officer Telecopier No.: (703) 934-1200

            with copies to:

            Hunton & Williams
            1751 Pinnacle Drive
            Suite 1700
            McLean, Virginia  22102
            Attention: Joseph W. Conroy, Esq.
            Telecopier No.:  (703) 714-7410

            American Radio Systems Corporation
            116 Huntington Avenue
            Boston, Massachusetts 02116
            Attention:   Steven B. Dodge, President and Chief Executive Officer
            Telecopier No.:  (617) 375-7575

                  and

            Sullivan & Worcester LLP
            One Post Office Square
            Boston, Massachusetts 02109
            Attention:  Norman A. Bikales, Esq.
            Telecopier No.:  (617) 338-2880

      (b)   If to any Evergreen Party:

            Evergreen Media Corporation
            433 East Las Colinas Boulevard
            Irving, TX 75039
            Attention: Scott Ginsburg, Chairman and Chief Executive Officer Telecopier No.: (972) 869-3671

            with a copy to:

            Latham & Watkins
            1001 Pennsylvania Avenue, N.W.
            Washington, DC 20004-2505
            Attention:  Eric L. Bernthal, Esq.
            Telecopier No.: (202) 637-2201

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

      9.5 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in Article 7, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it pursuant to the provisions of, and subject to the limitations contained in, this Agreement for such breach or threatened breach.

      9.6 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to Affect Materially and Adversely either party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Exchange and the other Transactions are fulfilled and consummated to the maximum extent possible.

      9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

      9.8 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      9.9 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction. Anything in this Agreement to the contrary notwithstanding, including without limitation the provisions of
Article 8, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

      9.10 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

      9.11 Entire Agreement. This Agreement (together with the Disclosure Schedules and the other Collateral Documents delivered in connection herewith), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof, including without limitation that the Letter of Intent.

      9.12 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and by binding upon any successor to any party (including without limitation, in the case of EZ, American) by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets, and each party may assign its rights and remedies hereunder to (a) any Affiliate of any party who is a transferee of any Assets or any FCC Licenses on or prior to the Closing Date and (b) any bank or other financial institution which has loaned funds or otherwise extended credit to it.

      9.13 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and, so long as the EZ Merger Agreement has not been terminated and, in any event, after the consummation of the American-EZ Merger, American, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in
Section 9.12.

      9.14 Mutual Drafting. This Agreement is the result of the joint efforts of EZ and Evergreen, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

      9.15 EZ Agent for Other EZ Parties. Anything in this Agreement to the contrary notwithstanding, each of the EZ Parties (other than EZ) hereby grants EZ an irrevocable power of attorney and hereby irrevocably appoints EZ its agent for all purposes of this Agreement, including without limitation for the purpose of executing and delivering extensions of the time for the performance of any of the obligations or other acts of EZ, waivers, terminations or amendments, and any action taken by EZ pursuant to such power of attorney and agency, and any such extension, waiver, termination or amendment executed and delivered by EZ, shall be binding upon each other EZ Party whether or not it has specifically approved such action or executed such extension, waiver, termination or amendment.

      9.16 Evergreen Parent Agent for Other Evergreen Parties. Anything in this Agreement to the contrary notwithstanding, each of the Evergreen Parties (other than Evergreen Parent) hereby grants Evergreen Parent an irrevocable power of attorney and hereby irrevocably appoints Evergreen Parent its agent for all purposes of this Agreement, including without limitation for the purpose of executing and delivering extensions of the time for the performance of any of the obligations or other acts of Evergreen Parent, waivers, terminations or amendments, and any action taken by Evergreen Parent pursuant to such power of attorney and agency, and any such extension, waiver, termination or amendment executed and delivered by Evergreen Parent, shall be binding upon each other Evergreen Party whether or not it has specifically approved such action or executed such extension, waiver, termination or amendment.

      IN WITNESS WHEREOF, the EZ Parties and the Evergreen Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               EZ COMMUNICATIONS, INC.


                               By:  /s/ Alan Box
                                  -------------------------------------
                                  Name:   Alan Box
                                  Title:  President

                               PROFESSIONAL BROADCASTING INCORPORATED


                               By:  /s/ Alan Box
                                  -------------------------------------
                                  Name:   Alan Box
                                  Title:  President

                               EZ PHILADELPHIA, INC.


                               By:  /s/ Alan Box
                                  -------------------------------------
                                  Name:   Alan Box
                                  Title:  President

                               EVERGREEN MEDIA CORPORATION OF LOS ANGELES


                               By:  /s/ Scott K. Ginsburg
                                  -------------------------------------
                                  Name:   Scott K. Ginsburg
                                  Title:  President

                               EVERGREEN MEDIA CORPORATION OF CHARLOTTE


                               By:  /s/ Scott K. Ginsburg
                                  -------------------------------------
                                  Name:   Scott K. Ginsburg
                                  Title:  President

                               EVERGREEN MEDIA CORPORATION OF THE EAST


                               By:  /s/ Scott K. Ginsburg
                                  -------------------------------------
                                  Name:   Scott K. Ginsburg
                                  Title:  President


                               EVERGREEN MEDIA CORPORATION
                                 OF CAROLINALAND


                               By:  /s/ Scott K. Ginsburg
                                   -------------------------------------
                                   Name:   Scott K. Ginsburg
                                   Title:  President

                               WBAV/WBAV-FM/WPEG LICENSE CORP.


                               By:  /s/ Scott K. Ginsburg
                                   -------------------------------------
                                   Name:   Scott K. Ginsburg
                                   Title:  President

                               WRFX LICENSE CORP.


                               By:  /s/ Scott K. Ginsburg
                                  -------------------------------------
                                  Name:   Scott K. Ginsburg
                                  Title:  President


      American represents and warrants that it has heretofore entered into the EZ Merger Agreement with EZ and hereby acknowledges and agrees (a) to be bound by the provisions of Sections 5.1, (b) that the terms and conditions of the above Agreement are satisfactory to it, and (c) that it consents to such terms and conditions.

                               AMERICAN RADIO SYSTEMS CORPORATION



                               By:    [ILLEGIBLE]
                                  -------------------------------------
                                  Name:
                                  Title:  CFO

                                                                      APPENDIX A

                                   DEFINITIONS


      Accounts Receivable shall mean any and all rights to the payment of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to any EZ Party or any Evergreen Party, as the case may be, attributable to the sale of time or talent on one of its Stations.

      Adverse Change, Effect or Affect, (or comparable terms) shall mean any Event which has, or is reasonably likely to, (a) adversely affect or affected the validity or enforceability of this Agreement or the likelihood of consummation of the Exchange, or (b) adversely affect or affected the ownership or operation of the Evergreen Assets or the EZ Assets or the conduct of the business of the Evergreen Stations or the EZ Stations, as the case may be, or
(c) impair the Evergreen Parties' or the EZ Parties', as the case may be, ability to fulfill their obligations under the terms of this Agreement, or (d) adversely affect the aggregate rights and remedies of the EZ Parties or the Evergreen Parties, as the case may be, under this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, any Event affecting the radio broadcasting industry generally shall not be deemed to constitute an Adverse Change, have an Adverse Effect or to Adversely Affect or Effect.

      Affiliate, Affiliated shall mean, with respect to any Person, any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person,.

      Agreement shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the EZ Disclosure Schedule, the Evergreen Disclosure Schedule and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

      American shall have the meaning given to it in the fifth Whereas paragraph.

      American-EZ Merger shall have the meaning given to it in the fifth Whereas paragraph.

      Applicable Law shall mean any Law of any Authority, whether domestic or foreign, including without limitation all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

      Appraisals shall have the meaning given to it in Section 2.2(a).

      Asset Purchase Agreement shall mean the asset purchase agreement, dated as of the date of this Agreement, among certain of the Evergreen Parties and, among others, certain of the EZ Parties relating to the purchase of WNKS(FM), Charlotte, North Carolina.

      Assets shall mean the EZ Assets in the case of the EZ Parties and the Evergreen Assets in the case of the Evergreen Parties.

      Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

      Charlotte Proration Schedule shall have the meaning given to it in Section 2.3(d).

      Charlotte Trustee shall have the meaning given to it in Section 5.9(a).

      Charlotte Trustee Application shall have the meaning given to it in
Section 5.9(b).

      Claims shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

      Closing shall have the meaning given to it in Section 2.4.

      Closing Date shall have the meaning given to it in Section 2.4.

      COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

      Code shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      Collateral Document shall mean the EZ Stations TBA, the Evergreen Stations TBA and any other agreement, certificate, contract, instrument, notice, opinion or other document delivered or required to be delivered pursuant to the provisions of this Agreement or of any of the foregoing.

      Collection Period shall have the meaning given to it in Section 2.5.

      Contract shall mean any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability which involves the ownership or operation of the Evergreen Assets or the EZ Assets or the conduct of the business of any of the Evergreen Stations or either of the EZ Stations.

      Control (including the terms "controlled," "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

      Cut-off Date shall mean (i) with respect to any Contract to be assigned and the rights and obligations to be assumed pursuant to any TBA (including all items of revenue and expense relating to such Contract), the applicable TBA Date for such TBA and (ii) in all other cases, the Closing Date.

      Disclosure Schedule shall mean the EZ Disclosure Schedule or the Evergreen Disclosure Schedule, as the case may be.

      EMC-BAV shall have the meaning given to it in the Preamble.

      EMC Carolinaland shall have the meaning given to it in the Preamble.

      EMC Charlotte shall have the meaning given to it in the Preamble.

      EMC East shall have the meaning given to it in the Preamble.

      EMC-RFX shall have the meaning given to it in the Preamble.

      Employment Arrangement shall mean any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by such Person or any Affiliate), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

      Encumber shall mean to suffer, accept, agree to or permit the imposition of a Lien.

      Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

      Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign, Laws, and the rules and regulations promulgated thereunder all as from time to time in effect, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      Environmental Permit shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

      ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      ERISA Affiliate shall mean any Person that is treated as a single employer with Evergreen or EZ, as the case may be, under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

      Event shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

      Evergreen shall have the meaning given to it in the Preamble.

      Evergreen Accounts Receivable shall mean the Accounts Receivables of any Evergreen Party arising in connection with the ownership or operation of any of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations prior to the Cut-off Date.

      Evergreen AM Stations shall mean WBAV(AM) and WFNZ(AM).

      Evergreen Assets shall mean all assets used or held for use in the ownership or operation of or the conduct of the business of any of the Evergreen Stations by any Evergreen Party or any Entity Affiliated with any Evergreen Party, including without limitation the Evergreen Real Property, the Evergreen Personal Property, the Evergreen Private Authorizations, the Evergreen Governmental Authorizations, including the Evergreen FCC Licenses, the Evergreen Intangible Assets and the Evergreen Assumable Agreements, but excluding the Evergreen Excluded Assets.

      Evergreen Assumable Agreements shall mean the Evergreen Private Authorizations, the Evergreen Trade Agreements, the Evergreen Leases and the Evergreen Other Contracts.

      Evergreen Disclosure Schedule shall mean the Evergreen Disclosure Schedule dated as of the date of this Agreement delivered by Evergreen to EZ.

      Evergreen Employee Plan shall have the meaning given to in Section
3.12(f).

      Evergreen Employment Arrangements shall have the meaning given to it in
Section 3.12(a).

      Evergreen Excluded Assets shall mean (i) all cash and cash equivalents of any Evergreen Party, (ii) all Evergreen Accounts Receivable, (iii) the corporate names of each Evergreen Party, (iv) all books and records of each Evergreen Party relating to any of the Evergreen Stations and which any Evergreen Party is required by Applicable Law, to retain, subject to the right of the other party to have access and to copy for a period of three (3) years from the Closing Date, (v) the Evergreen Employee Plans and other Evergreen Employment Arrangements, (vi) all insurance policies relating to the Evergreen Assets,
(vii) software programs and other assets at the principal executive offices of any Evergreen Party used to provide certain financial and accounting services for any of the Evergreen Stations and (viii) any and all products, profits and proceeds of, and including without limitation any Claims with respect to, any of the foregoing.

      Evergreen FCC Licenses shall have the meaning given to it in the first Whereas paragraph.

      Evergreen Financial Data shall have the meaning given to it in Section 3.2(a).

      Evergreen Governmental Authorizations shall have the meaning given to it in Section 3.7(a).

      Evergreen Intangible Assets shall have the meaning given to it in Section 3.8.

      Evergreen Leases shall have the meaning given to it in Section 3.5(a).

      Evergreen Material Agreements shall have the meaning given to it in
Section 3.16.

      Evergreen Nonassumed Liabilities shall have the meaning given to it in
Section 2.3(b).

      Evergreen Other Contracts shall mean (a) all Evergreen Material Agreements set forth on Section 3.15 of the Evergreen Disclosure Schedule excluding those agreements identified thereon as a "retained agreement", (b) all Contracts for the sale of time on any Evergreen Station for cash entered into in the ordinary course of business consistent with prior practice, and (c) Contracts not required to be listed on
Section 3.15 of the Evergreen Disclosure Schedule that have been entered into in the ordinary course of business and involve less than $300,000 per year in the aggregate.

      Evergreen Parent shall have the meaning given to it in the Preamble.

      Evergreen Parties shall have the meaning given to it in the Preamble.

      Evergreen Personal Property shall mean all items of Personal Property, used or held for use in the ownership or operation of or the conduct of the business of any of the Evergreen Stations.

      Evergreen Private Authorizations shall mean all Private Authorizations obtained or held in connection with the ownership or operation of any of the Evergreen Assets or the conduct of the business of any of the Evergreen Stations.

      Evergreen Proration Schedule shall have the meaning given to it in Section 2.3(d).

      Evergreen Real Property shall have the meaning given to it in Section 3.5(a).

      Evergreen Station and Evergreen Stations shall have the meaning given them in the first Whereas paragraph.

      Evergreen Station Employees shall have the meaning given it in the Section 3.12(a).

      Evergreen Stations TBA shall have the meaning given it in the Section 5.2(d).

      Evergreen Studio Facilities shall have the meaning given to it in Section 3.5(b).

      Evergreen Trade Agreements shall mean all Trade Agreements in effect on the date hereof or entered into on or prior to the Cut-Off Date that relate to the ownership or operation of or the conduct of the business of any of the Evergreen Stations.

      Evergreen's knowledge (including the term "to the knowledge, information and belief of Evergreen") shall mean the actual knowledge of any Evergreen Party executive officer or any General Manager of any Evergreen Station.

      Exchange shall have the meaning given to it in the third Whereas paragraph.

      Exchange Act shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      Extra Charlotte FM shall have the meaning given to it in Section 5.9(a).

      Extra Philadelphia FM shall have the meaning given to it in Section
5.9(a).

      EZ shall have the meaning given to it in the Preamble.

      EZ Accounts Receivable shall mean the Accounts Receivables of any EZ Party arising in connection with the ownership or operation of any of the EZ Assets or the conduct of the business of either of the Evergreen Stations prior to the applicable Cut-off Date.

      EZ Assets shall mean all assets used or held for use in the ownership or operation of or the conduct of the business of either of the EZ Stations by an EZ Party or an Entity Affiliated with any EZ Party, including without limitation the EZ Real Property, the EZ Personal Property, the EZ Private Authorizations, the EZ Governmental Authorizations, including the EZ FCC Licenses, the EZ Intangible Assets and the EZ Assumable Agreements, but excluding the EZ Excluded Assets.

      EZ Assumable Agreements shall mean the EZ Private Authorizations, the EZ Trade Agreements, the EZ Leases and the EZ Other Contracts.

      EZ Disclosure Schedule shall mean the EZ Disclosure Schedule dated as of the date of this Agreement delivered by EZ to Evergreen.

      EZ Employee Plan shall have the meaning given to it in Section 4.12(f).

      EZ Employment Arrangements shall have the meaning given to it in Section 4.12(a).

      EZ Excluded Assets shall mean (i) all cash and cash equivalents of any EZ Party, (ii) all EZ Accounts Receivable, (iii) the corporate names of each EZ Party, (iv) all books and records or EZ relating to either of the EZ Stations and which any EZ Party is required by Applicable Law, to retain, subject to the right of the other party to have access and to copy for a period of three (3) years from the Closing Date, (v) the EZ Employee Plans and other EZ Employee Arrangements, (vi) all insurance policies relating to the EZ Assets, (vii) software programs and other assets at the principal executive offices of any EZ Party used to provide certain financial and accounting services for either of the EZ Stations and (viii) any and all products, profits and proceeds of, and including without limitation any Claims with respect to, any of the foregoing.

      EZ FCC Licenses shall have the meaning given to it in the second Whereas paragraph.

      EZ Financial Data shall have the meaning given to it in Section 4.2(a).

      EZ Governmental Authorizations shall have the meaning given to it in
Section 4.7(a).

      EZ Intangible Assets shall have the meaning given to it in Section 4.8.

      EZ Leases shall have the meaning given to it in Section 4.5(a).

      EZ Material Agreement shall have the meaning given to it in Section 4.16.

      EZ Merger Agreement shall have the meaning given to it in the fifth Whereas paragraph.

      EZ Nonassumed Liabilities shall have the meaning given to it in Section 2.3(a).

      EZ Other Contracts shall mean (a) all EZ Material Agreements set forth on
Section 4.15 of the EZ Disclosure Schedule excluding those agreements identified thereon as a "retained agreement", (b) all Contracts for the sale of time on either EZ Station for cash entered into in the ordinary course of business consistent with prior practice, and (c) Contracts not required to be listed on
Section 4.15 of the EZ Disclosure Schedule that have been entered into in the ordinary course of business and involve less than $300,000 per year in the aggregate.

      EZP shall have the meaning given to it in the Preamble.

      EZ Parties shall have the meaning given to it in the Preamble.

      EZ Personal Property shall mean all items of Personal Property, used or held for use in the ownership or operation of or the conduct of the business of either of the EZ Stations.

      EZ Private Authorizations shall mean all Private Authorizations obtained or held in connection with the ownership or operation of any of the EZ Assets or the conduct of the business of either of the EZ Stations.

      EZ Proration Schedule shall have the meaning given to it in Section
2.3(e).

      EZ Real Property shall have the meaning given to it in Section 4.5(a).

      EZ Station and EZ Stations shall have the meaning given to them in the second Whereas paragraph.

      EZ Station Employees shall have the meaning given to it in Section
4.12(a).

      EZ Stations TBA shall have the meaning given to it in Section 5.2(d).

      EZ Trade Agreements shall mean all Trade Agreements in effect on the date hereof or entered into on or prior to the Cut-Off Date that relate to the ownership or operation of or the conduct of the business of either of the EZ Stations.

      EZ's knowledge (including the term "to the knowledge, information and belief of EZ") shall mean the actual knowledge of any EZ Party executive officer or any General Manager of either EZ Station.

      FCA shall mean the Communication Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      FCC shall mean the Federal Communications Commission and shall include any successor Authority.

      FCC Consents shall mean the actions of the FCC granting its consents to the transfer of the FCC Licenses relating to the Evergreen Stations to the appropriate EZ Parties and the EZ Stations to the appropriate Evergreen Parties.

      FCC Licenses shall mean all Governmental Authorizations issued by the FCC to Evergreen or EZ or its Subsidiaries in connection with the ownership, operation and conduct of the business of the Evergreen Stations and the EZ Stations, as the case may be.

      Final Order shall mean, with respect to any Authority, including without limitation the FCC, one with respect to which no appeal, no stay, no petition or application for rehearing, reconsideration, review or stay, whether on motion of the applicable Authority or other Person or otherwise, is in effect or pending and as to which the time or deadline for filing any such appeal, petition or application has expired or, if filed, has been denied, dismissed or withdrawn, and the time or deadline for instituting any further Legal Action has expired.

      GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

      Governmental Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration and any other Authority in connection with the ownership or operation of any of the Assets or the conduct of the business of any of the Stations.

      Governmental Filings shall mean all filings, including franchise and similar Tax filings, submissions, registrations, notices or declarations and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

      Hart-Scott-Rodino Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      Hazardous Materials shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element or force (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law, or (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority or subject to any Environmental Law; or (d) the presence of which on the real property owned or leased by such Person causes or threatens to cause a nuisance upon any such real property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such real property; or (e) the presence of which on adjacent properties could constitute a trespass by such

Person; or (f) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, lead, asbestos or asbestos-containing materials ("ACM"), or urea formaldehyde foam insulation.

      Indebtedness shall mean, with respect to any Person, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contracts of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

      Indebtedness for Money Borrowed shall mean, with respect to EZ and Evergreen, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, but shall not include (a) trade payables, (b) expenses accrued in the ordinary course of business, or (c) customer advance payments and customer deposits received in the ordinary course of business.

      Intangible Assets shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, and shall include, without limitation, concessions, franchises, licenses, permits and all Intellectual Property.

      Intellectual Property shall mean any and all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, service marks, trade names, copyrights and applications therefor, logos, trade secrets, drawing, plans, systems, methods, specifications, computer software programs, tapes, discs and related data processing software (including without limitation object and source codes) owned by such Person or in which it has an ownership interest and all other manufacturing, engineering, technical, research and development data and know-how made, conceived, developed and/or acquired by such Person, which relate to the manufacture, production or processing of any products developed or sold by such Person or which are within the scope of or usable in connection with such Person's business as it may, from time to time, hereafter be conducted or proposed to be conducted.

      Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ or any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.

      Lease shall mean any lease of property, whether real, personal or mixed, and all amendments thereto.

      Legal Action shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law, in equity or in arbitration.

      Letter of Intent shall have the meaning given to it in Section 5.2(d).

      Lien shall mean any mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing or capital lease involving substantially the same economic effect as any of the foregoing; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

      Like-Kind Exchange shall mean an exchange of assets of the nature contemplated by the provisions of Section 1031 of the Code.

      Loss and Expense shall have the meaning given to it in Section 8.2.

      Material, Materially or materiality for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

      Material Agreement shall mean, with respect to any Person, any Contract which (a) was entered into not in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than Fifty Thousand Dollars ($50,000) during any of the last three fiscal years,
(ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, (c) involves Indebtedness for Money Borrowed, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement, or (e) accounted for more than three percent (3%) of the revenues of the EZ Stations or the Evergreen Stations in any of the last three fiscal years or is likely to account for more than three percent (3%) of revenues of the EZ Stations or the Evergreen Stations during the current fiscal year.

      Multiemployer Plan shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)3 of ERISA.

      Notice of Disagreement shall have the meaning given to it in Section
2.3(d).

      Organic Document shall mean, with respect to a Person which is a corporation, its certificate or articles of incorporation or organization, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock.

      PBGC shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

      PBI shall have the meaning given to it in the Preamble

      Permitted Liens shall mean (a) any mechanic's or materialmen's Lien or similar Lien with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (b) Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceeding, for which appropriate reserves have been established, and (c) easements, licenses, covenants, rights of way and similar Liens which, individually or in the aggregate, would not materially and adversely affect the marketability or value of the property encumbered thereby or materially interfere with the operations of the Stations.

      Person shall mean any natural individual or any Entity.

      Personal Property shall mean all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

      Philadelphia Proration Schedule shall have the meaning given to it in
Section 2.3(e).

      Philadelphia Trustee Application shall have the meaning given to it in
Section 5.9(a).

      Plan shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the Assets or the conduct of the business of any of the Stations.

      Private Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to copyrights, computer software programs, patents, service marks, trademarks, trade names, technology and know-how.

      Pro Ratable Taxes shall mean real estate and other property Taxes, ad valorem Taxes, gross receipts Taxes and similar Taxes, but shall not include federal, state or local income Taxes, franchise Taxes or other Taxes measured by or based upon income or gain on sale or other disposition of property or assets.

      Real Property shall mean all of the fee estates and buildings and other improvements thereon, leasehold interest, easements, licenses, rights to access, right-of-way, and other real property interest.

      Referee shall have the meaning given to it in Section 2.3(d).

      Regulations shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

      Representatives shall have the meaning given to it in Section 5.1(a).

      SEC shall mean the United States Securities and Exchange Commission, or any successor Authority.

      Section 1031 Schedule shall have the meaning given to it in Section
2.2(b).

      Securities Act shall mean the Securities Act of 1933, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      Stations shall mean, collectively, the Evergreen Stations and the EZ Stations.

      Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

      Tax (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

      Tax Claim shall mean any Claim which relates to Taxes, including without limitation the representations and warranties set forth in Section 3.11 or 4.11.

      Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

      Taxing Authority shall mean any Authority responsible for the imposition of any Tax.

      TBA Date shall mean the date when operations under the TBAs shall become effective (or in the event such date is not the same for all of the TBAs, the applicable date of such effectiveness).

      TBAs shall mean the Evergreen Stations TBA and the EZ Stations TBA, or the applicable one of such agreements.

      Termination Date shall have the meaning given to it in Section 7.1.

      Trade Agreements shall mean any Contract relating to any of the Stations pursuant to which any EZ Party or any Evergreen Party is required to provide air time in exchange for property or services other than cash.

      Transactions shall mean the Exchange and all of the other transactions hereunder or under any of the Collateral Documents.